                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CORDANT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

TABLE OF CONTENTS

                                                                          PAGE
NOTICE OF ANNUAL MEETING.................................................
PROXY STATEMENT AND SOLICITATION OF PROXIES..............................    1
ELECTION OF DIRECTORS....................................................    2
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..........................    6
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS...................    7
EXECUTIVE COMPENSATION...................................................    8
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS...............   13
BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE AND REPORT ON
 EXECUTIVE COMPENSATION..................................................   13
PROPOSAL TO APPROVE AMENDMENTS TO THE CORDANT TECHNOLOGIES INC. AMENDED
 AND RESTATED 1996 STOCK AWARDS PLAN.....................................   18
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR.......................   22
EXHIBIT A, CORDANT TECHNOLOGIES INC. AMENDED AND RESTATED 1996 STOCK
 AWARDS PLAN.............................................................  A-1
EXHIBIT B, FINANCIAL INFORMATION.........................................  F-1
  MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS............................  F-2
  REPORT ON ERNST & YOUNG LLP, INDEPENDENT AUDITORS......................  F-3
  CONSOLIDATED STATEMENTS OF INCOME......................................  F-4
  CONSOLIDATED BALANCE SHEETS............................................  F-6
  CONSOLIDATED STATEMENTS OF CASH FLOWS..................................  F-8
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY........................  F-9
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................. F-10
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS......................................................... F-30
  SELECTED FINANCIAL DATA................................................ F-46

CORDANT TECHNOLOGIES INC.
15 W. SOUTH TEMPLE
SUITE 1600
SALT LAKE CITY, UT 84101-1532

                                [LOGO OF CORDANT TECHNOLOGIES INC. APPEARS HERE]

SEPTEMBER 11, 1998

Dear Stockholder:

We invite you to the Annual Meeting of Stockholders of Cordant Technologies Inc., which will be held on Thursday, October 22, 1998, at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, commencing at 11:30 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

The Company's audited financial statements for the fiscal year ended June 30, 1998, management's discussion and analysis of financial condition and results of operations, management's report on financial statements, report of independent auditors and other related information are included in Exhibit B of this Notice of Annual Meeting and Proxy Statement. The Company's Summary Annual Report is also enclosed.

[SIGNATURE OF JAMES R. WILSON APPEARS HERE]

James R. Wilson
Chairman of the Board, President
and Chief Executive Officer

  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
  THURSDAY, OCTOBER 22, 1998

   To the Stockholders:

  The Annual Meeting of Stockholders of Cordant Technologies Inc. (the "Company") will be held on Thursday, October 22, 1998 at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, at 11:30 a.m. local time, to consider and vote upon:

  1. Election of three directors (see page 2);
  2. Approve proposed amendments to the Cordant Technologies Inc. Amended and Restated 1996 Stock Awards Plan (see page 18);
  3. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 (see page 22); and
  4. Any other business that may properly come before the meeting.

  The close of business on September 1, 1998, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and to vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

  For a ten-day period prior to the date of the 1998 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the Company's principal offices, 15 W. South Temple, Salt Lake City, Utah, and may be examined by any stockholder for any purpose germane to the meeting.

  September 11, 1998

  By Order of the Board of Directors,

  Edwin M. North
  Vice President and Corporate Secretary

CORDANT TECHNOLOGIES INC.
15 W. South Temple
Suite 1600
Salt Lake City, UT 84101-1532

PROXY STATEMENT AND SOLICITATION OF PROXIES

September 11, 1998

This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, October 22, 1998, and at any adjournment thereof (the "1998 Annual Meeting").

Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1998 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

On September 1, 1998, the record date for the 1998 Annual Meeting, there were 36,555,698 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

Pursuant to the amended and restated By-Laws of the Company ("By-Laws"), an inspector of election and an alternate have been appointed by the Board of Directors to serve at the 1998 Annual Meeting. In the event the inspector or the alternate shall not be present at the meeting, the chairman of the meeting shall appoint an inspector in advance of any voting at such meeting. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum for the transaction of business at the 1998 Annual Meeting. Under Delaware corporation law, abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1998 Annual Meeting, which means that abstentions, withheld votes and broker no-votes will not affect the election of the candidates. All other proposals, including the: (i) proposed amendments to the Cordant Technologies Inc. Amended and Restated 1996 Stock Awards Plan and
(ii) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote on the particular proposal at the 1998 Annual Meeting to pass. Therefore, abstentions as to a particular proposal will have the same effect as votes against such proposal and broker no-votes will not be counted as votes for or against such proposal, and will not be included in counting the number of votes necessary for approval of the proposal. The approximate mailing date of the Proxy Statement and Proxy to stockholders is September 11, 1998.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $5,000 plus expenses.

1. ELECTION OF DIRECTORS

The Board of Directors is currently comprised of eleven directors. By resolution, in accordance with the By-Laws of the Company, the Board of Directors' membership was increased from nine to eleven directors effective June 20, 1998. Steven G. Lamb and David J. Lesar were elected by the Board to fill the vacancies created by the expansion of the Board's membership and to serve in the class of Directors for which term of office expires at the 2000 Annual Meeting. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1998 Annual Meeting, Edsel D. Dunford, Robert H. Jenkins, and James R. Wilson will stand for election as nominees for directors for a term to expire at the 2001 Annual Meeting. Robert H. Jenkins is standing for election to fill the vacancy created by U. Edwin Garrison's retirement from the Board.

If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. Except for Robert H. Jenkins, all nominees are presently serving as directors and have consented to being named herein and to serve if elected.

NOMINEES FOR DIRECTORS

THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

EDSEL D. DUNFORD, age 63, was elected a director of the Company in January 1995. He served as President and Chief Operating Officer of TRW Inc. from 1991 until his retirement in December of 1994. He served as Executive Vice President and General Manager of TRW Space and Defense Business from 1987 to 1991. Mr. Dunford is a director of Cooper Tire & Rubber Company, Howmet International Inc., and National Steel Corporation, and is a trustee at the University of California at Los Angeles. Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

ROBERT H. JENKINS, age 55, is the Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation, a position held since 1995. Sundstrand designs, manufactures and sells proprietary technology-based components and subsystems serving world industrial and aerospace markets. He is a director of Sundstrand Corporation, AK Steel Holding Corporation, an integrated steel producer of carbon flat-rolled steel, and Little Rapids Corporation, a paper reseller and provider of paper converting services. Mr. Jenkins holds a Bachelor of Science degree from the University of Wisconsin.

JAMES R. WILSON, age 57, has served as Chairman of the Board, President and Chief Executive Officer since October 1995, served as President and Chief Executive Officer from October 1993 to October 1995. He has served as a director of the Company since October 1993. He joined the Company in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Mr. Wilson is a director of The BFGoodrich Company, Cooper Industries, Inc., First Security Corporation and Howmet International Inc., and is a member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

MICHAEL P.C. CARNS, age 61, was elected a director of the Company in January 1995. General Carns retired as Vice Chief of Staff of the United States Air Force in 1994 with 36 years of distinguished military service. General Carns is President and Executive Director of the Center of International Political Economy, a policy research group and is a director of Mission Research Corporation, an electronics firm, and is a member of the Board of Trustees of the Monterey Institute of International Studies. He holds a Bachelor of Science degree from the United States Air Force Academy and a Masters of Business Administration from Harvard University

STEVEN G. LAMB, age 42, was elected a director of the Company in August 1998. He is the President and Chief Operating Officer of Case Corporation, a manufacturer of farm and light to medium size construction equipment, a position held since 1997. Joining Case in 1993, he served in various executive positions including Executive Vice President and Chief Operating Officer. Mr. Lamb holds a Bachelor of Science degree from the United States Military Academy and a Masters of Business Administration from Harvard University.

DAVID J. LESAR, age 45, was elected a director of the Company in August 1998. He is the President and Chief Operating Officer of Halliburton Company, a global energy, engineering and services company, a position held since 1997. Joining Halliburton in 1993, he held various executive positions including Executive Vice President and Chief Financial Officer. Mr. Lesar holds a Bachelors of Science degree and Masters of Business Administration from the University of Wisconsin.

D. LARRY MOORE, age 62, was elected a director of the Company in June 1997. He is the retired President and Chief Operating Officer of Honeywell, Inc., an electronic automation and control systems manufacturer, a position held from April 1993 to June 1997. Joining Honeywell in 1986, he served in various executive positions including Executive Vice President and Chief Operating Officer, 1990 to 1993. Dr. Moore is a director of Geon Company, Howmet International Inc., and Reynolds Metals Company. Dr. Moore holds a doctorate in Economics from Arizona State University and Bachelor of Science degree and Masters of Business Administration from the University of Arizona.

THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

NEIL A. ARMSTRONG, age 68, became a director of the Company in October of 1989. He serves as Chairman of AIL Systems, Inc. an electronics and systems company with sales primarily to the federal government. He is a director of CINergy, Inc., Cincinnati Milacron Inc., Eaton Corporation, RMI Titanium Co., and USX Corporation. He holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of Science degree in Aerospace Engineering from the University of Southern California.

CHARLES S. LOCKE, age 69, is the retired Chairman of the Board and Chief Executive Officer of Morton International, Inc., a manufacturer and marketer of specialty chemicals and salt. He served as Chairman of the Board and Chief Executive Officer of the Company from 1980 to 1989. Since then, he has continued as a non-employee director of the Company. He is a director of Avon Products, Inc., NICOR, Inc. and its subsidiary, Northern Illinois Gas Company, and Whitman Corporation. Mr. Locke holds Bachelor of Business Administration and Master of Science degrees from the University of Mississippi.

WILLIAM O. STUDEMAN, age 58, was elected a director of the Company in January 1996. Admiral Studeman retired from the Navy in 1995 after a distinguished 33 year career including serving as Deputy Director of Central Intelligence from 1992 until his retirement. Admiral Studeman is the Vice President and Deputy General Manager, TRW Systems and Technology Group (Intelligence Programs), and a director of Paracel Corporation. He holds a Bachelor of Arts degree from the University of the South and a Masters of Arts from George Washington University.

DONALD C. TRAUSCHT, age 64, was elected a director of the Company in August 1993. Since 1996 he has served as Chairman of BW Capital Corporation, a private investment company. From 1993 to 1995 he served as Chairman & Chief Executive Officer of Borg Warner Security Corporation, a supplier of security services. Mr. Trauscht joined Born Warner in 1967 and in 1990 he became President of Borg Warner Corporation, a diversified manufacturer and service company. In 1992 he became Chairman and Chief Executive Officer of that company. He is a director of Blue Bird Corporation, Borg Warner Security Corporation, Wynn's International Company, ESCO Electronics Corporation, Baker-Hughes Inc., and Hydrac International Corporation. Mr. Trauscht holds a Bachelor of Science degree from St. Mary's University and a Master of Business Administration from the University of Chicago.

COMMITTEES OF THE BOARD

During 1998, the Board of Directors reorganized the Committees of the Board and amended the Committee Charters. A Finance Committee, to become operative in October 1998, was added increasing the number of Board Committees to the following five: Audit, Compensation and Management Development, Nominating and Board Governance, Finance and Executive Committees.

The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements, reviews the fees charged for such audits and for any special assignments given the auditors and appraises the independence and general performance of the independent auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses and the implementation of management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' and the internal auditors' examinations. The Committee receives any reports pursuant to the Private Securities Litigation Reform Act of 1995 of independent auditors with respect to illegal acts that have been detected or otherwise come to its attention. Also, the Committee meets with the Senior Vice President and General Counsel to assess the adequacy and effectiveness of corporate policies, procedures and monitoring to insure compliance with legal and regulatory requirements and detecting and preventing violations of the law. Members of this Committee are Messrs. Donald C. Trauscht (Chairman), Neil A. Armstrong, Michael P.C. Carns, and William O. Studeman. The Committee met three times in fiscal year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee.

The Compensation and Management Development Committee annually reviews and reports to the Board on the Chairman of the Board, President and Chief Executive Officer's performance. The Committee makes recommendations to the Board with respect to the creation and amendment of compensation, retirement and other benefit plans of the Company and its subsidiaries. The Committee reviews and approves the Company's executive compensation policies and reviews and approves the compensation actions for the Chairman of the Board, President and Chief Executive Officer, Executive Officers and other key employees. The Committee administers the Company's short and long-term executive bonus programs, including the approval of performance goals, and the stock option and awards plans. The Committee reviews and approves the Committee's report for the proxy statement, outside compensation consultants, and determines the Company's policy concerning the deductibility of the Company's compensation under the Internal Revenue Code. Members of the Committee are Messrs. Charles S. Locke (Chairman), Edsel D. Dunford, D. Larry Moore, and Donald C. Trauscht. The Committee met two times and took action by written unanimous consent two times in fiscal year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth below.

The Nominating and Board Governance Committee reviews the size, structure, and composition of the Board, identifies and evaluates criteria for selecting directors, evaluates individuals for potential membership on the Board, including nominees, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to shareholders for election to the Board at annual meetings of stockholders and makes recommendations to the Board regarding Committee structures and responsibilities. The Committee also reviews and makes recommendations to the Board as to the compensation and benefits of non-employee directors and Board committee members. Periodically, the Committee will report to the Board on the assessment of the effectiveness of the Board's performance. Members of the Committee are Messrs. Edsel D. Dunford (Chairman), U. Edwin Garrison, Charles
S. Locke, and D. Larry Moore. They met three times in fiscal year 1998. Each Committee member attended 75 percent or more of the Committee meetings while a member of the Committee.

The Finance Committee will make recommendations to the Board regarding the planning of the capital structure of the Company and the raising of long-term capital including the incurrence or redemption of long-term debt. The Committee will make recommendations to the Board regarding dividend policy and the issuance or repurchase of the Company's capital stock. The Committee will act and report to the Board regarding the appointment or changes of investment managers, trustees, actuaries, or administrative committees and changes in investment guidelines or actual assumptions with respect to the Company's pension and savings plans. Annually, the Committee will review and report to the Board with respect to the investment performance and actuarial assumptions of the Company's retirement and savings plans. The Committee will also approve material hedging transactions and review the Company's corporate income tax practices and investments of cash reserves.

The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences and other terms of any of its preferred stock), authorize the issuance of stock, declare dividends, adopt an agreement of merger or consolidation, adopt a certificate of ownership and merger under Delaware law, or recommend to Company stockholders the sale, lease or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution. Members of this Committee are Messrs. James R. Wilson (Chairman), U. Edwin Garrison, and Charles S. Locke. The Committee took action by written unanimous consent two times in fiscal year 1998.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

The Company's Board of Directors met six times during fiscal year 1998. All directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

During 1998, Board compensation practices were reviewed, with the assistance of an independent compensation consultant, with respect to providing compensation at levels to meet competitive conditions for the retention and recruitment of qualified individuals to serve as directors on the Company's Board of Directors. As the result of such review, the Board compensation program was amended effective July 1, 1998, providing an annual retainer of $20,000 be paid to directors in the form of restricted stock grants to align a portion of a directors' compensation with the performance of the Company's common stock. Such restricted stock grants are subject to stockholders approving amendments to the Company's Amended and Restated 1996 Stock Awards Plan from which such stock grants are to be made. The stock-based retainer is made in addition to the Company's annual $30,000 cash retainer paid to non-employee directors. A fee of $1,000 and travel expenses are paid for each meeting attended. Effective July 1, 1998, committee chairmen will also receive an annual retainer of $3,000. Directors who are employees of the Company receive no compensation for their services as directors. Mr. James R. Wilson is the only employee serving as a director.

The Company maintains a Deferred Fees Plan under which non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. The Plan permits directors the option of electing the deferral of their directors' fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments (similar to interest), and amounts credited to the phantom stock account are credited with amounts reflecting the change in the price of the Company's common stock and payment of dividends.

All distributions of a director's cash or phantom stock account are made only in cash. Edsel D. Dunford, Charles S. Locke, and D. Larry Moore participate in the Plan's cash account. Two retired directors with an interest in the Plan are receiving benefits.

The Company's director restricted stock grants are made contingent upon a director remaining a member of the Board of Directors. The shares do not vest until the director's retirement or in the event of disability or death or change in control of the Company. In the event a director resigns from the board or otherwise elects not to stand for election as a director, the restricted shares granted to such director are forfeited unless 80 percent of the Board of Directors, then in office, the affected director abstaining, otherwise takes formal action to waive such forfeiture. During the tenure of such director's service on the board, the shares are restricted with respect to transferability, assignability or encumbrance and such restrictions are only released upon the director's retirement, death or disability unless otherwise waived by formal action by the Board of Directors. During such time as the restrictions apply to the Company's common stock granted to the director, the director has voting rights and receives dividends and such other distributions or adjustments on such common stock. Director's restricted stock granted effective July 1, 1998, is contingent upon stockholder approval of amendments and restatement of the Company's 1996 Stock Awards Plan from which such restricted stock grants are made.

U. Edwin Garrison, the retired Chairman of the Board and Chief Executive Officer of the Company, receives the director's fees paid to non-employee directors. Mr. Garrison, as a retired employee of the Company, participates in the Pension Plan and Excess Benefit Plan and receives the benefits described on page 12.

DIRECTOR RETIREMENT AT AGE 70

The By-Laws of the Company provide that, among other qualifications to serve as a director, a person must not have attained the age of seventy years. The By-Laws further provide that whenever any director shall cease to be qualified to serve as a director, his term shall expire, but he shall continue to serve until his successor is elected and qualified; provided, however, that no director's term shall so expire if the Board of Directors waives such qualification.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of August 31, 1998, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

-----------------------------------------------------------------------------
NAME AND ADDRESS              AMOUNT OF NATURE                     PERCENT OF
OF BENEFICIAL OWNERS          OF BENEFICIAL OWNERSHIP/(1)/         CLASS
-----------------------------------------------------------------------------
MORGAN STANLEY DEAN WITTER &
CO.                           SOLE VOTING POWER:                 0
1221 AVENUE OF THE AMERICAS   SHARED VOTING POWER:      3,065,0832    8.38
NEW YORK, NEW YORK, 10020     SOLE DISPOSITIVE POWER:            0
                              SHARED DISPOSITIVE POWER:  3,779,352   10.33
-----------------------------------------------------------------------------

/(1)/As reported on Schedule 13G or provided by the stockholder.

The following table shows the Company's common stock beneficially owned as of September 11, 1998, by each director and nominee for director and each of the Executive Officers named in the table on page 8, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers by the Board of Directors). Unless otherwise indicated in the footnotes, each named person and member of the group has sole voting and investment power with respect to the shares shown.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

---------------------------------------------------------------------------
NAME                                   SHARES BENEFICIALLY OWNED/(1)/,/(2)/
---------------------------------------------------------------------------
NEIL A. ARMSTRONG                                      2,828/(3)/
---------------------------------------------------------------------------
MICHAEL P.C. CARNS                                       946/(3)/
---------------------------------------------------------------------------
RICHARD L. CORBIN                                     74,316
---------------------------------------------------------------------------
ROBERT L. CRIPPEN                                     23,834
---------------------------------------------------------------------------
EDSEL D. DUNFORD                                      12,428/(3)/
---------------------------------------------------------------------------
U. EDWIN GARRISON                                    143,972/(3)/
---------------------------------------------------------------------------
ROBERT H. JENKINS                                          0
---------------------------------------------------------------------------
STEVEN G. LAMB                                           510/(4)/
---------------------------------------------------------------------------
DAVID J. LESAR                                           510/(4)/
---------------------------------------------------------------------------
JOSEPH A. LOMBARDO                                   135,484
---------------------------------------------------------------------------
CHARLES S. LOCKE                                       5,552/(3)/
---------------------------------------------------------------------------
JAMES E. MCNULTY                                      99,563
---------------------------------------------------------------------------
D. LARRY MOORE                                         1,428/(3)/
---------------------------------------------------------------------------
WILLIAM O. STUDEMAN                                      828/(3)/
---------------------------------------------------------------------------
DONALD C. TRAUSCHT                                     1,228/(3)/
---------------------------------------------------------------------------
JAMES R. WILSON                                      346,078
---------------------------------------------------------------------------
ALL DIRECTORS, NOMINEES AND EXECUTIVE
 OFFICERS AS A GROUP
 (22 PERSONS, INCLUDING THOSE NAMED).                995,886
---------------------------------------------------------------------------

/(1)/Reflects two-for-one stock split paid as a stock dividend in March 1998. /(2)/Including shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Corbin 66,866; Crippen 21,666; Garrison 68,000; Lombardo 128,116; McNulty 87,666; Wilson 324,633; and all
     directors, nominees and Executive Officers as a group 797,071 shares. /(3)/Including 428 shares contingently granted July 1, 1998, pursuant to the
     Directors' Restricted Stock Program.
/(4)/510 shares contingently granted, August 20, 1998, pursuant to the Directors' Restricted Stock Program.

No individual's beneficial holdings total more than one percent of the outstanding shares; the holdings of the group represent 2.7 percent of the outstanding shares with respect to the most recently concluded fiscal year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4, and 5 required by
Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

The Summary Compensation Table sets forth the compensation for the three fiscal years ended June 30, 1998, 1997, and 1996, both long-term and short-term, for services in all capacities earned by those individuals who were as of June 30, 1998, (i) the Chief Executive Officer, and (ii) the other four most highly compensated Executive Officers of the Company.

SUMMARY COMPENSATION TABLE


                          ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                          -------------------                        ----------------------

                                                                     AWARDS                PAYOUTS
-------------------------------------------------------------------------------------------------------------------------
NAME AND                  YEAR SALARY   BONUS/(1)/ OTHER ANNUAL      SECURITIES UNDERLYING LTIP         ALL OTHER
PRINCIPAL POSITION                                 COMPENSATION/(2)/ OPTIONS/ SARS #       PAYOUTS/(3)/ COMPENSATION/(4)/
-------------------------------------------------------------------------------------------------------------------------
James R. Wilson
 Chairman of the Board,   1998 $575,000  $792,750       $     0             40,000           $425,000        $4,525
 President and Chief Ex-  1997  540,000   583,000             0             70,000            850,000         4,800
 ecutive Officer          1996  500,000   330,860             0             70,000            283,271         4,750
-------------------------------------------------------------------------------------------------------------------------
Robert L. Crippen
 Vice President, Presi-   1998 $290,000   286,260             0              8,000                  0         6,002
 dent                     1997  160,417   150,000             0             19,000                  0           423
 Thiokol Propulsion       1996        0         0             0                  0                  0             0
-------------------------------------------------------------------------------------------------------------------------
Richard L. Corbin
 Senior Vice President    1998 $255,000   250,000             0              8,000            168,000         4,006
 and Chief Financial Of-  1997  235,000   209,250             0             15,000            336,000         4,650
 ficer                    1996  225,000   124,454             0             15,200                  0         4,725
-------------------------------------------------------------------------------------------------------------------------
James E. McNulty
 Executive Vice
 President Human          1998 $250,000   243,750       190,234              8,000            146,300         5,875
 Resources and Adminis-   1997  225,000   198,450       324,884             15,000            274,000         4,770
 tration                  1996  207,000   102,000             0             13,400            178,072         4,680
-------------------------------------------------------------------------------------------------------------------------
Joseph A. Lombardo
 Vice President and Gen-
 eral                     1998 $248,500   227,528             0              5,150            172,000         5,880
 Manager, Space Opera-    1997  240,000   130,388             0             15,000            238,736         4,573
 tions                    1996  230,000   127,266             0             15,200            227,180         4,300
-------------------------------------------------------------------------------------------------------------------------

/(1)/Bonuses accrued under the Company's Key Executive Bonus Plan are paid after the fiscal year in which they ar accrued.
/(2)/Amount paid to Mr. McNulty represents Supplemental Cash Payment pursuant to stock options granted prior to fiscal year 1992.
/(3)/The fiscal year 1998 LTIP payouts were made in August 1998 from the Company's Key Executive Long-Term Incentive Plan for the plan period July 1, 1995 through June 30, 1998. The fiscal year 1997 and fiscal year 1996 LTIP Payouts were made, respectively, with regard to the three-year Plan periods ending June 30, 1997 and June 30, 1996. Mr. Crippen participates in the Plan, but will not be eligible for plan benefits prior to completion of the three-year Plan period ending June 30, 1999. LTIP payments are made 50 percent in cash and 50 percent Company common stock valued at market on June 30, 1998. Reflecting the two-for-one stock split paid as a stock dividend in March 1998, Messrs. Wilson, Lombardo and McNulty received 3,744, 2,104 and 2,430 shares respectively in 1996, Messrs. Wilson, Corbin, McNulty, and Lombardo, received 7,548, 3,078, 2,080, and 2,194 shares, respectively in 1997. Messrs. Wilson, Corbin, McNulty, and Lombardo received 2,209, 1,172, 861, and 1,200 shares, respectively in 1998.
/(4)/The amounts are the Company's matching contributions on behalf of each named individual under the Company's Employee Savings and Investment Plan, a 401(k) plan. Amounts deferred are included in Salary compensation.

STOCK OPTION GRANTS IN FISCAL YEAR 1998

The table below shows the Company's stock option grants in fiscal year 1998 to the named Executive Officers. The 1996 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation and Management Development Committee to grant stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                    ---------------------------------------------------- ----------------------------------
                    INDIVIDUAL GRANTS/(1)/                               POTENTIAL REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL RATES
                                                                         OF STOCK PRICE
                                                                         APPRECIATION FOR OPTION TERM/(2)/

---------------     ---------------------------------------------------- ----------------------------------
NAME                NUMBER OF    PERCENT OF TOTAL EXERCISE OR EXPIRATION 5%               10%
                    SECURITIES   OPTIONS/SARS     BASE PRICE  DATE
                    UNDERLYING   GRANTED TO       PER
                    OPTIONS/SARS EMPLOYEES IN     SHARE
                    GRANTED (#)  FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
JAMES R. WILSON        40,000          26.5         $40.625    8/21/07   $      1,023,752 $      2,583,752
-----------------------------------------------------------------------------------------------------------
ROBERT L. CRIPPEN       8,000           5.3          40.625    8/21/07            204,750          516,750
-----------------------------------------------------------------------------------------------------------
RICHARD L. CORBIN       8,000           5.3          40.625    8/21/07            204,750          516,750
-----------------------------------------------------------------------------------------------------------
JAMES E. MCNUTTY        8,000           5.3          40.625    8/21/07            204,750          516,750
-----------------------------------------------------------------------------------------------------------
JOSEPH A. LOMBARDO      5,150           3.4          40.625    8/21/07            131,808          332,658
-----------------------------------------------------------------------------------------------------------

/(1)/All stock option grants are issued at market value on the date of grant.
     Options issued August 21, 1997 and subsequent thereto are exercisable in an increment of one third each year of a three year vesting period. Options issued prior to August 1997 are exercisable one year after the date of grant. All options have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death or disability. For Executive Officers named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined on page 13 under the section Termination of Employment and Change of Control Agreements. Options issued to Executive Officers and certain key employees prior to June 1992 contain supplemental cash payments (tax gross-up payments) provisions. No stock option grants awarded subsequent to June 1992 by the Compensation Committee contain supplemental cash payments.
/(2)/No gain will be realized by an optionee without an increase in the price of the Company's common stock which will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain over the ten year option period would increase the total value of the Company's outstanding common stock by $834.8 and $2,359.2 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributable to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this Table is provided solely for illustrative purposes only in compliance with rules promulgated by the Securities and Exchange Commission.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1998

The following table presents information regarding the exercise during fiscal year 1998 of options held by the named Executive Officers on June 30, 1998, to purchase shares of the Company's common stock and the value of unexercised stock options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

--------------------------------------------------------------------------------------------
                                                 NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED IN-THE-MONEY
                                                 OPTIONS/SARS           OPTIONS/SARS
                                                 AT FY-END              AT FY-END/(1)/
                                                 (#)                    ($)
--------------------------------------------------------------------------------------------
NAME                SHARES ACQUIRED VALUE/(2)/   EXERCISABLE/           EXERCISABLE/
                    ON EXERCISE (#) REALIZED ($) UNEXERCISABLE          UNEXERCISABLE
--------------------------------------------------------------------------------------------
JAMES R. WILSON              0        $     0        324,633/26,667     $9,866,774/$161,669
--------------------------------------------------------------------------------------------
ROBERT L. CRIPPEN            0              0          21,666/5,333          453,761/32,331
--------------------------------------------------------------------------------------------
RICHARD L. CORBIN            0              0          66,866/5,333        2,014,768/32,331
--------------------------------------------------------------------------------------------
JAMES E. MCNULTY         5,000        190,234          87,666/5,333        2,806,886/32,331
--------------------------------------------------------------------------------------------
JOSEPH A. LOMBARDO           0              0         128,116/3,433        4,398,750/20,813
--------------------------------------------------------------------------------------------

/(1)/Value is calculated based on the closing New York Stock Exchange price of the Company's common stock as of June 30, 1998, minus the option exercise price.
/(2)/Value is calculated based on the average of the high and low New York Stock
     Exchange price on the day on which the option was exercised minus the option exercise price.

LONG-TERM COMPENSATION

The following Table sets forth information concerning the named Executive Officers participating in the Company's Key Executive Long-Term Incentive Plan for fiscal year 1998 for the three-year Plan period beginning July 1, 1997, and ending June 30, 2000.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR


--------------------------------------------------- ----------------------------
NAME                               PERFORMANCES OR
                                   OTHER PERIOD     ESTIMATED FUTURE PAYOUTS
                                   UNTIL MATURATION UNDER NON-STOCK PRICE-
                                   OR PAYOUT        BASED PLANS /(1)/
                                                    -------------------------
                                                    $         $       $
                                                    THRESHOLD TARGET  MAXIMUM
-----------------------------------------------------------------------------
JAMES R. WILSON                        3 YEARS       71,875   287,500 575,000
-----------------------------------------------------------------------------
ROBERT L. CRIPPEN                      3 YEARS       30,812   123,250 246,500
-----------------------------------------------------------------------------
RICHARD L. CORBIN                      3 YEARS       27,093   108,375 216,750
-----------------------------------------------------------------------------
JAMES E. MCNULTY                       3 YEARS       26,562   106,250 212,500
-----------------------------------------------------------------------------
JOSEPH A. LOMBARDO                     3 YEARS       52,806   211,225 422,450
-----------------------------------------------------------------------------

/(1)/Awards under the Company's Executive Long-Term Incentive Plan are based on attainment of predetermined earnings per share goals and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan bonus opportunities for Messrs. Crippen and Lombardo have been set on the attainment of certain financial and performance targets to be achieved with respect to the management of the RSRM Shuttle Contract. The Plan provides that bonus payments be paid in a combination of cash and stock. The stock is valued at market value on June 30. Estimated future payouts are for the fiscal year 1998 Plan Period. The Plan was amended in 1997 to provide that the target bonus award at the beginning of each three-year Plan period be stated 50 percent in cash and 50 percent in Company Common Stock. The Common Stock is contingently granted subject to forfeiture if the Plan's target bonus goals are not achieved during the three-year Plan period. The number of shares in the contingent grant is determined by dividing the 50 percent of the Target Bonus opportunity by the average New York Stock Exchange stock price on the first trading day of the three-year Plan period. The contingent shares granted July 1, 1998 to Messrs. Wilson, Crippen, Corbin and McNulty were 7,790, 2,947, 2,880, and 2,760 respectively. As a special plan participant, Mr. Lombardo receives threshold, target and maximum bonus opportunities awards in cash.

The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 65 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved. The bonus opportunities are paid 50 percent in cash and 50 percent in Company Common Stock.

RETIREMENT PLAN

The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

PENSION PLAN TABLE

             ----------------------------------------------------
              YEARS OF SERVICE
-----------------------------------------------------------------
REMUNERATION  15      20      25      30      35        40
-----------------------------------------------------------------
$  200,000    56,148  77,281  98,414  119,546 140,679   155,479
-----------------------------------------------------------------
   400,000    115,798 159,231 202,664 246,096 289,529   319,129
-----------------------------------------------------------------
   600,000    175,448 241,181 306,914 372,646 438,379   482,779
-----------------------------------------------------------------
   800,000    235,098 323,131 411,164 499,196 587,229   646,429
-----------------------------------------------------------------
 1,000,000    294,748 405,081 515,414 625,746 736,079   810,079
-----------------------------------------------------------------
 1,500,000    443,873 609,956 776,039 942,121 1,108,204 1,219,204
-----------------------------------------------------------------

As of June 30, 1998, the named Executive Officers had the following credit service for determining pension benefits: James R. Wilson, 9 years; Robert L. Crippen, 1.5 years; Richard L. Corbin, 4 years; James E. McNulty, 9 years and Joseph A. Lombardo, 9 years.

All of the Executive Officers named in the Summary Compensation Table participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Executive Officers of the Company retire at age
65. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also Messrs. Wilson, Corbin, Crippen, Lombardo, and McNulty participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code of 1986 (the "Code"), the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting and payment in the event of a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Lombardo, Corbin, Crippen and McNulty participate in the SERP.

The Company may fund and secure all or a part of the Excess Benefit Plan and SERP benefits through the use of a "Rabbi" Trust meeting the Code requirements. All such funding is subject to the claims of the Company's creditors.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

The Company has entered into change of control employment agreements with Messrs. Wilson, Crippen, Corbin, McNulty, Lombardo and with certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change of control as defined by the agreements, including the following events: (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board" as defined in the agreements; (iii) reorganization, merger or consolidation of the Company; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control or the Company terminates the executive's employment "without cause" (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus and highest annual bonus plus service and earnings credits under any Company retirement plan which would have been earned during the employment period and the continuance of fringe benefits during the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Code and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements including the SERP for Messrs. Wilson, Corbin, Crippen, Lombardo, and McNulty are $9.4; $3.7; $4.2; $4.7; and $3.6 million respectively.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

The Committee's Compensation Policy is designed to provide a competitive compensation program to attract, retain, motivate and reward talented individuals as Executive Officers and as key employees of the Company. The key executive compensation programs are administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term cash and stock based incentives, benefits and perquisites. Compensation grades, ranges and midpoints adopted by the Committee are set based upon nationally recognized compensation surveys: (i) the Hewitt Management Compensation Survey 777 consisting of 316 companies; and (ii) Towers Perrin Compensation Data Bank consisting of 639 companies. The Committee also considers the compensation of peer group companies. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit exceeds targets set by the Committee. Annual incentives are related to the Company and operating unit performance and individual achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. Stock-based incentives are designed to align the results achieved for shareholders in share price performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance, achievement of strategic goals, and the Company's stock performance. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively and the Company's share price reflected in stock based compensation awards.

During fiscal year 1998, the Committee reviewed the Company's compensation structure. The Committee considered the size of the Company, reflecting the acquisition of the controlling interest and consolidation of Howmet and the acquisition of Jacobson Mfg. Co. Inc., an industrial fastener company. The Committee also reviewed management performance and the competitive market conditions for recruiting and retaining experienced senior executives. As the result of this review, the Committee deemed that base salary adjustments were warranted for the Chief Executive Officer and certain other senior executives.

The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer; the Executive Officers; and other key employees are as follows:

Base Annual Salary

Base annual salaries are set against one of seven established salary grades reflecting the position, duties and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and each other key employee.

Annual Bonus Program

The Key Executive Bonus Plan provides annual cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus amount is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. Subject to Committee review and approval, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants. The Plan permits Committee discretion in adjusting incentives for Plan participants (as well as penalties for non-achievement) of certain predetermined qualitative strategic, operating, and financial goals not necessarily tied to earnings of the Company ("Strategic Goals").

The Plan also permits the Committee to designate employees, including Executive Officers, as special participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments.

Annual bonuses accrued for fiscal year 1998 reflect the level of earnings achieved for corporate or operation unit Plan participants, and achievement of strategic goals. All Executive Officers, including the Chief Executive Officer, named in the Summary Compensation Table earned bonuses from the Plan.

Long-Term Incentive Plan

The Key Executive Long-Term Incentive Plan is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes payment of incentive bonuses based on achievement of financial goals for the Company and its operating units predetermined by the Committee at the beginning of each three-year Plan period. The Plan provides that 50 percent of the Target Bonus opportunity, ranging from 65% to 100% of base annual compensation, be awarded in cash and 50 percent in shares of the Company common stock. The number of shares of Company common stock awarded is determined at the beginning of each three-year Plan period. For Executive Officers, including the Chief Executive Officer, who are not operating unit managers, the financial goals are based on earnings per share growth and return on total capital of the Company. For each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit. Messrs. Wilson, Corbin, Lombardo and McNulty have earned bonuses from the Plan. Robert
L. Crippen will be eligible for a bonus payment, if earned, for the plan period ending June 30, 1999.

Stock Options

The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to impact the future performance of the Company is an integral part of the compensation package. The Company's 1989 and 1996 Stock Awards Plans approved by stockholders, authorize the Committee to grant stock options, stock appreciation rights, shares of restricted stock and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade and stock price. Stock options are granted for a period of ten years and vest over a three-year period.

Stock Ownership Guidelines

With the objective of tying a larger portion of executive compensation to the performance of the Company's stock, the Committee has adopted stock ownership guidelines for the Chief Executive Officer and senior executives who are his direct reports.

Perquisites

The Committee reviews annually the Executive Officers', including the Chief Executive Officer's, perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

The fiscal year 1998 compensation for Mr. James R. Wilson, Chairman of the Board, President and Chief Executive Officer, consists of a base annual salary, an annual bonus, long-term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

The Committee has determined Mr. Wilson's salary grade, salary range, and midpoint based on his position as Chairman of the Board, President and Chief Executive Officer using the salary data described above. Considering the financial performance of the Company, size of the Company resulting from acquiring the controlling interest in Howmet, recent acquisitions increasing the size of Huck International, the size of the Company compared to other aerospace and industrial manufacturing companies and the industries and markets the Company serves, the Committee increased Mr. Wilson's base compensation, effective July 1, 1998 from $575,000 to $700,000.

Pursuant to the terms of the Key Executive Bonus Plan for fiscal year 1998, Mr. Wilson received an annual bonus award of $792,750 or 200 percent of his Target Bonus Opportunity (the maximum bonus award under the Plan). The payment reflects the achievement of the maximum earnings per share goal and subjectively measured qualitative goals under the Plan as reviewed and approved by the Committee.

Mr. Wilson's fiscal year 1998 Key Executive Long-Term Incentive Plan bonus plan payment of $425,000 represents the achievement of return on capital financial goals exceeding the target goals established at the beginning of the three year plan period beginning July 1, 1995. This bonus payment is paid 50 percent in cash and 50 percent in Company common stock based on the market price on June 30, 1998.

Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company and its operating units. The Committee considered the accomplishments achieved as the result of strategic actions taken to reposition the Company in commercial markets reducing the Company's dependence on federally funded defense and aerospace programs; acquisition of the controlling interest of Howmet and the acquisition of Jacobson. During the fiscal year, the Company's sales increased 100 percent, from $890 to $1,779.3 million and income excluding extraordinary items increased 53 percent from $82.4 to $126.0 million.

1993 Tax Act Compensation Limits

Section 162(m) of the Code adopted under the 1993 tax law changes, restricts the tax deductibility for certain non-formula performance based executive compensation exceeding $1 million. Mr. Wilson's compensation exceeds the $1 million compensation limit for fiscal year 1998. To the extent that such compensation in excess of the $1 million dollar limit does not meet the performance based compensation requirements, the Company may not receive the benefit of a corresponding tax deduction. The Committee has determined that retaining the flexibility of discretion in determining all or part of the criteria for the Executive Officer incentive compensation awards outweighs the tax benefit of the corresponding tax deduction that might otherwise have been received for such compensation meeting Code requirements.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Charles S. Locke, Chairman
Edsel D. Dunford
D. Larry Moore
Donald C. Trauscht

The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act") except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative stockholder return on the common stock of the Company for the five year period beginning July 1, 1993, and ending June 30, 1998, as measured against (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Aerospace and Defense Index.

The returns shown assume that $100 was invested in the Company's common stock and the two indices starting on July 1, 1993. The returns shown also assume that all dividends paid during the five year period were reinvested. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past performance is no guarantee of future results.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                      6/93    6/94   6/95   6/96   6/97   6/98
                                     ------- ------ ------ ------ ------ ------
CORDANT TECHNOLOGIES INC. .........  $100.00 113.28 145.62 193.53 347.48 461.97
STANDARD & POOR'S 500 INDEX........  $100.00 101.34 127.75 161.03 216.70 282.15
STANDARD & POOR'S AEROSPACE/DEFENSE
 INDEX.............................  $100.00 119.56 165.75 227.63 289.54 272.59

2. PROPOSAL TO APPROVE AMENDMENTS TO THE CORDANT TECHNOLOGIES INC. AMENDED AND RESTATED 1996 STOCK AWARDS PLAN

The 1996 Stock Awards Plan ("Plan") was adopted by the Board of Directors on June 20, 1996 and approved by stockholders at the 1996 Annual Meeting.

The amendments to the Plan being presented to stockholders would permit directors of the Company to participate in the Plan. The Plan, as originally adopted and approved by stockholders, only permits officers and employees selected by a Committee of the Board consisting of two or more outside directors to participate in the Plan. This Plan, as amended and restated ("Amended Plan"), is set forth in Exhibit A for reference. The Amended Plan is being presented to stockholders for approval as required by the rules of the New York Stock Exchange which requires stockholders approval of a plan or arrangement pursuant to which stock may be acquired by directors.

To align a portion of a non-employee director's compensation with the performance of the Company's common stock and to provide director compensation at levels to meet competitive conditions for the retention and recruitment of qualified individuals to serve as directors of the Company, the Board of Directors approved a Director Restricted Stock Program. The Program is administered by a committee of two or more outside directors which sets the terms and conditions of the grant and the number of shares in the grant awarded. Under the Program grants of restricted stock to directors would be made under the terms of the Amended Plan being presented to stockholders for approval and grant agreement approved by the Committee.

Under the terms of the restricted stock grants approved by the Committee and made from the Amended Plan, each director, who is not an employee, receives a restricted stock grant valued at $20,000. The number of shares in the grant award was determined by dividing $20,000 by the average of the high and low New York Stock Exchange price for the Company's common stock on the date of grant rounded up to the nearest whole share.

The stock is contingently granted and is restricted as to transferability, assignment and encumbrance until the conditions of forfeiture lapse. The shares of stock in the grant vest and are free of restrictions on the date the director retires from the board or in the event of death or disability or a change in control of the Company as defined by the terms of the grant. In the event the director resigns from the board, or fails to stand for reelection prior to the director's retirement date, the stock granted to the director is forfeited unless 80 percent of all of the directors, then on the Board, with the affected director abstaining, waive such forfeiture by formal action.

On the date the restrictions and the event of forfeiture end, the shares of the Company's common stock granted to the director become freely transferable. During the time the restrictions apply, the director has the right of a stockholder to vote the shares and receive dividends and other stock distributions and adjustments applicable to stockholders.

Effective July 1, 1998, 428 shares of restricted stock were granted to Messrs. Armstrong, Carns, Dunford, Garrison, Locke, Moore, Studeman and Trauscht at $46.75 per share. Effective August 20, 1998, 510 shares of restricted stock were granted to Messrs. Lesar and Lamb at $39.25 per share. All such restricted stock grants have been made contingent on favorable approval of stockholders of the amendments to the Amended Plan. On September 8, 1998, the closing price for the Company's Common Stock on the New York Stock Exchange was $37.4375 per share.

NEW PLAN BENEFITS

--------------------------------------------------------
NAME AND POSITION                     DOLLAR   NUMBER
                                      VALUE(1) OF SHARES
--------------------------------------------------------
JAMES R. WILSON                          0         0
ROBERT L. CRIPPEN                        0         0
RICHARD L. CORBIN                        0         0
JAMES E. MCNULTY                         0         0
JOSEPH A. LOMBARDO                       0         0
EXECUTIVE GROUP                          0         0
NON-EXECUTIVE DIRECTOR GROUP          $166,372   4,444
NON-EXECUTIVE OFFICER EMPLOYEE GROUP     0         0
--------------------------------------------------------

/(1)/Calculation by multiplying the fair market value of $37.4375 per share as of September 8, 1998 by the number of shares in the restricted stock grants.

DESCRIPTION OF PLAN

The following is a summary description of the Amended Plan, which is set forth hereto as Exhibit A and incorporated herein by reference. The description is qualified in its entirety by, and made subject to, the more complete information set forth in the Amended Plan attached hereto. The Amended Plan provides for the authorization of two million shares of the Company's common stock as adjusted for a two-for-one stock split in March 1998 that may be issued and as to which stock options. Stock Appreciation Rights, and restricted stock ("Awards") may be granted.

The Amended Plan is administered by the Committee consisting of two or more directors of the Company who are "outside directors" as the term is used in Code Section 162(m) and "Non-Employee" directors for the purpose of Rule 16b-3.

The terms of the Amended Plan permit the Committee to make stock option grants which may be Incentive Stock Options within the meaning of Code Section 422 or other forms of nonqualified stock options as the Committee may determine. The exercise price of all options granted must be at not less than 100 percent of the fair market value of the Company's common stock on the date of grant. The term of the option is set by the Committee, and in the case of Incentive Stock Options, the term shall not be more than 10 years. Options may be exercised in whole or in part during the term of the grant in cash, common stock of the Company with fair market value on the date of grant equal to the aggregate exercise price ("stock swaps"), a combination of cash or common stock or with other good and valuable consideration determined by the Committee pursuant to the terms of the Plan.

The Amended Plan permits the Committee to grant Stock Appreciation Rights (SAR's) on terms and conditions not inconsistent with the terms of the Plan at not less than 100 percent of the fair market value of the common stock on the date of grant. SAR's may be issued in tandem with an option. The amount payable by the Company must be paid in Company common stock valued at the fair market value on the date of exercise, cash, or a combination of both.

The Amended Plan permits the Committee to issue restricted stock on such terms and conditions as the Committee may determine not inconsistent with the terms of the Amended Plan including shares of common stock earned under any of the Company's compensation plans.

The maximum number of shares of common stock with respect to which awards may be granted under the Amended Plan during any calendar year to a single plan participant shall not exceed 400,000 shares.

All awards made by the Committee shall be made by written agreement which shall contain such terms and conditions that are consistent with Code Section 162(m) and Code Section 422 in respect to the award of Incentive Stock Options. Such written agreement shall set forth the terms among others to the award of Incentive Stock Options. Such written agreement shall set forth the terms among others under which such awards shall vest, are exercisable, including termination of employment, death, disability, retirement and change of control of the Company, and the method and manner of payment.

No award made under the Amended Plan is transferable by a participant except pursuant to the terms of a designation of beneficiary and the laws of dissent and distribution or pursuant to a qualified domestic relations order as defined by the Employee Retirement Income Security Act of 1974.

Awards are subject to adjustment to reflect any changes in the outstanding common stock of the Company or other changes affecting shares, including adjustments in the number of shares available for issuance, shares covered by an outstanding award, or adjustment in price that become necessary to prevent a dilution or enlargement of benefits or potential benefits under the Amended Plan.

The Committee has the power to withhold taxes or require participants to remit to the Company such amounts as required to satisfy tax withholding obligations either in cash or common stock or a combination of both.

Any key employee of the Company or any entity in which the Company has a direct or indirect equity interest which is designated as an Affiliate by the Committee and, subject to stockholder approval of the amendments described above, any director of the Company who is not also an employee or officer of the Company, is eligible to participate in the Amended Plan. There are approximately sixty employees and, subject to stockholder approval of the amendments described above, ten directors who are eligible to participate in the Plan. The Amended Plan shall be administered by the Committee, which in its sole discretion, has the authority to select participants; and to make such awards in such form and amount it desires; and impose limitation, restrictions, and conditions on the award granted and the exercise not otherwise inconsistent with the terms of the Plan. The Committee shall have such other administrative powers conferred to the Committee by the Plan including Plan interpretation and rules and procedures of Plan administration.

The Plan will terminate August 14, 2006. The Board of Directors or Committee may amend or terminate the Plan provided, however, that such amendment shall only be made without stockholder approval as permitted by law and the stock exchanges where the Company's common stock is listed.

FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

The following discussion is limited to federal income tax laws and does not discuss income tax laws of any state. There is no assurance that such federal income tax laws will not change.

The 1996 Plan is not a qualified plan under Code Section 401(a) and is not subject to the provisions of the Employee Retirement Income Security Act.

STOCK OPTIONS. The grant of an Incentive Stock Option or a nonqualified stock option would not result in income for the participant or in a deduction for the company.

The exercise of a nonqualified stock option would result in ordinary income for the participant and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

The exercise of an Incentive Stock Option would not result in income for the participant if the participant does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain, and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

If the participant disposes of the shares prior to the expiration of either of the holding periods (such as in the case of a "cashless" stock option exercise or other disposition), the participant would recognize ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain or additional ordinary income as determined by the holding period.

STOCK APPRECIATION RIGHTS. The grant of a SAR would not result in income for the participant or in a deduction for the Company. Upon the exercise of a SAR, the participant would recognize ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

RESTRICTED STOCK GRANTS. The grant of Restricted Stock, including pursuant to the Director Restricted Stock Program, should not result in income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions (such as the issuance of shares in connection with awards from other Company compensation plans), the participant would recognize ordinary income upon receipt of the shares. Dividends paid to the participant while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the participant would receive ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE THE CORDANT TECHNOLOGIES INC. AMENDED AND RESTATED 1996 STOCK AWARDS PLAN.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst &Young") as its independent auditors for the fiscal year ending December 31, 1998, reflecting the change in the Company's fiscal year-end to December 31. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1998 Annual Meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

Ernst & Young was the Company's independent auditors for fiscal year 1998 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during fiscal year 1998 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension, savings and welfare plan audits. Ernst & Young are also the auditors for Howmet International, 62 percent owned by the Company.

Representatives of Ernst & Young are expected to be present at the 1998 meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1998.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1998 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

For business to be properly brought before an annual stockholders' meeting by a stockholder, advance written notice in accordance with the By-Laws of the Company must be received by the Corporate Secretary of the Company at its principal executive offices.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Stockholder proposals intended for the proxy statement for the 1999 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than January 14, 1999.
                          ANNUAL REPORT AND FORM 10-K

The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Cordant Technologies Inc. Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Manager of Investor Relations, Cordant Technologies Inc., 15 W. South Temple, Suite 1600, Salt Lake City, Utah 84101.

By Order of the Board of Directors,

Edwin M. North
Vice President and Corporate Secretary

Salt Lake City, Utah
September 11, 1998

EXHIBIT A

                           CORDANT TECHNOLOGIES INC.

                              AMENDED AND RESTATED
                             1996 STOCK AWARDS PLAN

1. PURPOSE. The purpose of the Cordant Technologies Inc. Amended and Restated 1996 Stock Awards Plan (the "Plan") is to promote the long term financial interests and growth of Cordant Technologies Inc. (the "Company") by (a) attracting and retaining qualified individuals as Directors and executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of Participants with those of the stockholders of the Company.

2. DEFINITIONS. The following definitions are applicable to the Plan:

  "Affiliate" means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

  "Award Limit" means 400,000 shares of Common Stock.

  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statue.

  "Committee" means, as to a participant who is not a Director, a committee of two or more Directors of the Company who are "outside Directors" as such term is used in Section 162(m) of the Code and Non-Employee Directors for purposes of Rule 16b-3. With respect to a Director who is a participant, the Committee shall be the Board of Directors.

  "Common Stock" means the common stock, $1.00 par value, of the Company or such other securities as may be substituted therefore pursuant to paragraph 6(e).

  "Director" means any person who is a member of the Board of Directors of the Company and is not also an Employee or an Officer of the Company.

  "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Affiliate.

  The "Fair Market Value" of a share of Common Stock means the average between the highest and lowest quoted selling prices of the common stock on the New York Stock Exchange on pertinent option grant date or exercise date.

  "Participant" means any Director or key Employee of the Company or an Affiliate selected by the Committee.

  "QDRO" means a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as such rule is amended from time to time, or any successor rule.

3. LIMITATION ON AGGREGATE SHARES. The number of shares of common stock with respect to which awards may be granted under the Plan shall not exceed 1,000,000 shares. Such 1,000,000 shares of common stock may be either previously authorized but unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The maximum number of shares of common stock respect to which awards may be granted under the Plan during any calendar year to a single Participant may not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by Section 162(m) of the Code, if, after grant of a Stock Appreciation Right ("SAR"), the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company's Common Stock, the transaction is treated as a cancellation of the SAR and a grant of a new SAR and both the SAR deemed to be canceled and the SAR deemed to be granted are counted against the Award Limit.

4. ADD-BACK OF OPTIONS AND OTHER RIGHTS. If any Option, other right to acquire shares of Common Stock under this Plan, or any other award, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Furthermore, any shares subject to Options or other awards which are adjusted pursuant to Section 6(e) and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise of any Option or other award under this Plan, in payment of the exercise price thereof, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3. If any share of Restricted Stock is forfeited by the Participant or repurchased by the Company pursuant to Section 5(c)(iii) hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3. Notwithstanding the provisions of this Section 4, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5. AWARDS. The Committee may grant stock options ("Options"), to Participants, in accordance with this paragraph 5 and the other provisions of the Plan.

(a) Options.

(i) Option Grants. Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

(ii) Option Exercise Price. The exercise price of an Option shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of common stock on the date of grant.

(iii) Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that in the case of ISOs, the term shall not be more than ten (10) years from the date the ISO is granted.

(iv) Exercisability. Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

(v) Exercise of Options. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares. Options shall be exercised in whole or in part by providing (A) written notice to the Company (to the attention of the Corporate Secretary) complying with the applicable rules established by the Committee; (B) such representations and documents as the Committee deems necessary or advisable to effect compliance with all applicable laws or regulations; (C) in the event that the Option shall be exercised pursuant to Section 6(d) by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the Option; and (D) payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (1) in cash (including check, bank draft, or money order), (2) in Common

Stock with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (3) by a combination of cash and common stock, or (4) with any other good and valuable consideration.

(vi) Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

(vii) Ownership and Transfer Restrictions. The Committee may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an ISO within (i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

(b) Stock Appreciation Rights.

(i) Grant and Price of SAR. Subject to such terms and conditions not inconsistent with this Plan as the Committee shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, an SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of common stock over the SAR price multiplied by the number of shares as to which the holder is exercising the SAR. The SAR price shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of common stock on the date of grant. SARs may be in tandem with any previously or contemporaneously granted Option or independent of any Option.

(ii) Tandem SARs. An SAR in tandem with an Option shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable. An SAR in tandem with an Option may be granted to the Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(iii) Amount Payable by Company. The amount payable may be paid by the Company in common stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

(iv) Exercise of SAR. An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration, subject to any timing or other restrictions with respect to a SAR, including a window period limitation, as may be imposed by the Committee.

(c) Restricted Stock.

(i) Restricted Stock Award. The Committee may award to any Participant shares of common stock, including shares earned under any of the Company's compensation plans, subject to this paragraph 5(c) and such other terms and conditions as the Committee may prescribe (such shares being called "Restricted Stock"), which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance. Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company.

(ii) Restrictions. There shall be established for each Restricted Stock award a restriction period (the "Restriction Period") of such length as shall be determined by the Committee. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Unless otherwise provided by the Committee, except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of common stock as to such Restricted Stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock or otherwise invested. At the expiration of the Restriction Period, the Corporation shall redeliver to the Participant (or the Participant's or designated beneficiary under Section 6(h), or, if none, the Participant's legal representative) the certificates deposited pursuant to this paragraph.

(iii) Forfeiture/Repurchase of Restricted Stock. Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period all shares still subject to restriction shall be forfeited by the Participant or at the discretion of the Committee may be repurchased by the Company at a price to be determined by the Committee.

6. MISCELLANEOUS PROVISIONS.

(a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants in the plan; (ii) subject to Section 3, to make awards in such forms and amounts as it shall determine, including the determination as to whether such Options are to be ISOs; (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and the agreements pursuant to which Options, Restricted Stock or SARs are granted or awarded, and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Any such interpretations and rules with respect to ISOs shall be consistent with the provisions of
Section 422 of the Code. The actions and determinations of the Committee or its delegates on matters within its authority shall be conclusive and binding upon the Company, all the Participants and all other interested persons, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that any such action will not prevent the Plan from complying with the Rule 16b-3 or Section 162(m) of the Code, delegate any of its authority hereunder to such persons as it deems appropriate.

(b) Professional Assistance; Good Faith Actions. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or SARs, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

(c) Written Agreement. Each award shall be evidenced by a written agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in
Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

(d) Non-Transferability. Subject to the provisions of paragraph 6(h), no award under the Plan and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. All awards shall be exercisable or received during the Participant's lifetime only by the Participant or the Participant's legal representative. Any purported transfer contrary to this provision will nullify the award. During the lifetime of the Participant, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Participant, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his beneficiary designated under 6(h) or, if none, his personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

(e) Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spin-off, stock dividend, stock split, combination, reclassification, reverse stock split, merger, consolidation, split-up, spinoff, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event or other increase or reduction in the number of issued shares of common stock, the Committee may, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable. In the event of any of the events or transactions described in the preceding sentence, a change in control, or similar transaction by the Company or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee in its discretion is hereby authorized to provide in the agreement evidencing any award or by action taken prior to the occurrence of such transaction or event: (i) for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder; (ii) for either the purchase of any such Option, SAR, or any Restricted Stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Participant's rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion; (iii) that it cannot be exercised after such event; (iv) that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and (v) that the restrictions imposed under a Restricted Stock Agreement upon some or all shares of Restricted Stock may be terminated, and some or all shares of such Restricted Stock may cease to be subject to repurchase or forfeiture under Section 5(c)(iv) after such event. With respect to Options and SARs intended to qualify as performance-based compensation under
Section 162(m), no adjustment or action described in this Section 6(e) or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Option or SAR to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the option or other award is not to comply with such exemptive conditions.

(f) Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a Participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the Participant's estimated tax obligations associated with the transaction. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

(g) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

  (i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

  (ii) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

  (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

  (iv) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and

  (v) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars.

(h) Beneficiary Designation. Subject to paragraph 6(d), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

(i) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(j) Amendment, Suspension and Termination of Plan. This Plan will terminate and no Options, SARs or Restricted Stock may be granted after August 14, 2006. The Board of Directors of the Committee may suspend or terminate the Plan or any portion thereof at any time before August 14, 2006 and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. No such amendment shall be made that would cause the options and the SARs from qualifying as performance based compensation as that term is used Section 162(m) of the Code.

The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

(k) Effective Date of Plan. The Plan as amended and restated shall become effective on July 1, 1998. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of the Plan. Options, and SARs may be granted and Restricted Stock may be awarded prior to such stockholder approval, provided that such Options and SARs shall not be exercisable and such Restricted Stock shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options or SARs previously granted and all Restricted Stock previously awarded under this Plan shall thereupon be canceled and become null and void.

(l) Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

(m) Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Option, SAR, or Restricted Stock granted, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, SARs and Restricted Stock granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option or SAR intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

(n) Consideration. In all cases, legal consideration shall be required for each issuance of Options, Restricted Stock and SARs.

IN WITNESS WHEREOF, the Board of Directors has caused this Plan as amended and restated to be signed by its duly appointed officers and its corporate seal to be hereunto affixed as of this 1st day of July 1998.

          /s/ James R. Wilson
By: _________________________________
   Chairman of the Board, President
      and Chief Executive Officer

                                                        --Seal--

Attested:

          /s/ Edwin M. North
By: _________________________________
          Corporate Secretary

EXHIBIT B

FINANCIAL INFORMATION

Management's Report on Financial Statements                               F-2
Report of Ernst & Young LLP, Independent Auditors                         F-3
Consolidated Statements of Income                                         F-4
Consolidated Balance Sheets                                               F-6
Consolidated Statements of Cash Flows                                     F-8
Consolidated Statements of Stockholders' Equity                           F-9
Notes to Consolidated Financial Statements                               F-10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                              F-30
Selected Financial Data                                                  F-46

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

Management has prepared, and is responsible for, the consolidated financial statements and all related financial information contained in the Annual Report. The consolidated financial statements, which include amounts based on estimates and judgments, were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and applied on a consistent basis. Other financial information in this report is consistent with that in the consolidated financial statements.

Management maintains an accounting system and related internal controls which it believes provide reasonable assurance, at appropriate cost, that transactions are properly executed and recorded, that assets are safeguarded, and that accountability for assets is maintained. An environment that provides an appropriate level of control is maintained and monitored and includes examinations by an internal audit staff.

Management recognizes its responsibilities for conducting the Company's affairs in an ethical and socially responsible manner. The Company has written standards of business conduct, including its business code of ethics which emphasizes the importance of personal and corporate conduct, that demand compliance with federal and state laws governing the Company. The importance of ethical behavior is regularly communicated to all employees through ongoing education and review programs designed to create a strong compliance environment.

The Audit Committee of the Board of Directors is composed of four outside directors. This Committee meets periodically and also meets separately with representatives of the independent auditors, Company officers and the internal auditors to review their activities.

The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose report follows.

[SIGNATURE OF RICHARD L. CORBIN
         APPEARS HERE]

Richard L. Corbin
Senior Vice President and
Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
Cordant Technologies Inc.:

We have audited the accompanying consolidated balance sheets of Cordant Technologies Inc. as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cordant Technologies Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah
July 31, 1998

CONSOLIDATED STATEMENTS OF INCOME

                                                         YEAR ENDED JUNE 30
                                                      ------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                    1998    1997    1996
------------------------------------------------------------------------------
NET SALES                                             $1,779.3 $890.1  $889.5
OPERATING EXPENSES:
 COST OF SALES                                         1,368.5  723.7   738.7
 GENERAL AND ADMINISTRATIVE                              170.5   80.5    69.8
 RESEARCH AND DEVELOPMENT                                 24.4   12.5    13.3
 RESTRUCTURING AND IMPAIRMENT                                    (2.2)    5.9
------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                           1,563.4  814.5   827.7

INCOME FROM OPERATIONS                                   215.9   75.6    61.8

EQUITY INCOME OF AFFILIATES                              15.6    30.5     4.5
INTEREST INCOME                                          10.0    10.9    30.2
INTEREST EXPENSE                                        (16.2)   (1.7)   (3.9)
OTHER, NET                                               (2.7)
------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST,
 AND EXTRAORDINARY ITEM                                 222.6   115.3    92.6
INCOME TAXES                                             76.1    32.9    34.3
------------------------------------------------------------------------------
INCOME BEFORE MINORITY INTEREST AND
 EXTRAORDINARY ITEM                                     146.5    82.4    58.3
MINORITY INTEREST                                       (20.5)
------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                        126.0    82.4    58.3
EXTRAORDINARY ITEM--LOSS ON EARLY RETIREMENT
 OF DEBT                                                 (7.1)
------------------------------------------------------------------------------
NET INCOME                                            $ 118.9  $ 82.4  $ 58.3
==============================================================================
INCOME PER SHARE BEFORE EXTRAORDINARY ITEM:
 BASIC                                                $  3.45  $ 2.26  $ 1.60
 DILUTED                                              $  3.34  $ 2.21  $ 1.57
NET INCOME PER SHARE:
 BASIC                                                $  3.26  $ 2.26  $ 1.60
 DILUTED                                              $  3.15  $ 2.21  $ 1.57

(a) Since December 2, 1997, Cordant Technologies, Inc. has consolidated the financial statements of its 62 percent ownership interest in Howmet International Inc. Prior to December 2, 1997, Cordant Technologies Inc.'s then 49 percent in Howmet International Inc. was accounted for under the equity method.

See notes to consolidated financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30
                                                           ---------------
(IN MILLIONS)                                               1998     1997
--------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
 CASH AND CASH EQUIVALENTS                                 $  17.4  $ 51.4
 RECEIVABLES                                                 275.5   146.4
 INVENTORIES                                                 261.4    84.6
 DEFERRED INCOME TAXES AND PREPAID EXPENSES                   52.8    29.3
 RESTRICTED TRUST (A)                                        726.9     --
--------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                   1,334.0   311.7

PROPERTY, PLANT AND EQUIPMENT
 LAND                                                         32.3    17.2
 BUILDINGS AND IMPROVEMENTS                                  315.2   231.2
 MACHINERY AND EQUIPMENT                                     673.1   332.7
 CONSTRUCTION IN PROGRESS                                     16.5    14.0
--------------------------------------------------------------------------
    TOTAL PROPERTY, PLANT AND EQUIPMENT                    1,037.1   595.1
    LESS ALLOWANCES FOR DEPRECIATION                        (400.5) (311.9)
--------------------------------------------------------------------------
    NET PROPERTY, PLANT AND EQUIPMENT                        636.6   283.2

OTHER ASSETS
 EQUITY INVESTMENT IN HOWMET                                         178.0
 COSTS IN EXCESS OF NET ASSETS OF BUSINESSES
  ACQUIRED, NET                                               569.0   26.7
 PATENTS AND OTHER INTANGIBLE ASSETS, NET                     125.6   14.1
 OTHER NONCURRENT ASSETS                                      113.1   40.7
--------------------------------------------------------------------------
    TOTAL OTHER ASSETS                                        807.7  259.5
--------------------------------------------------------------------------
    TOTAL ASSETS                                           $2,778.3 $854.4
--------------------------------------------------------------------------

(a) The Restricted Trust holds a note receivable from Pechiney S.A. and related letters of credit that secure Pechiney S.A.'s agreement to repay the Pechiney Notes due January 2, 1999. Management believes that it is extremely remote that the Company will use any assets other than those in the Restricted Trust to satisfy any payments related to the Pechiney Notes (See Note 6. Restricted Trust and Related Notes Payable).

(b) Since December 2, 1997, Cordant Technologies Inc. has consolidated the financial statements of its 62 percent ownership interest in Hownet International Inc. Prior to December 2, 1997, Cordant Technologies Inc.'s then 49 percent interest in Hownet International Inc. was accounted for under the equity method.

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30
                                                           -----------------
(IN MILLIONS)                                                1998     1997
----------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 SHORT-TERM DEBT                                           $   43.1  $ 22.7
 ACCOUNTS PAYABLE                                             106.1    36.3
 ACCRUED COMPENSATION                                          87.0    43.1
 OTHER ACCRUED EXPENSES                                       211.6    37.4
 PECHINEY NOTES (A)                                           726.9
----------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                 1,174.7   139.5

NONCURRENT LIABILITIES
 ACCRUED RETIREE BENEFITS                                     166.9    70.4
 DEFERRED INCOME TAXES                                         42.3    41.3
 ACCRUED INTEREST AND OTHER NONCURRENT LIABILITIES            202.4    80.3
 LONG-TERM DEBT                                               462.9     1.8
----------------------------------------------------------------------------
  TOTAL NONCURRENT LIABILITIES                                874.5   193.8

COMMITMENTS AND CONTINGENT LIABILITIES
MINORITY INTEREST                                             119.6
STOCKHOLDERS' EQUITY
 COMMON STOCK (PAR VALUE $1.00 PER SHARE)
  AUTHORIZED--200 SHARES
  ISSUED--41.1 SHARES AT JUNE 30, 1998, AND 20.5
  SHARES AT JUNE 30, 1997 (INCLUDES TREASURY SHARES)           41.1    20.5
 ADDITIONAL PAID-IN CAPITAL                                    46.8    44.7
 RETAINED EARNINGS                                            598.0   514.3
 CUMULATIVE TRANSLATION ADJUSTMENT                             (3.9)
----------------------------------------------------------------------------
                                                              682.0   579.5
 LESS COMMON STOCK IN TREASURY, AT COST
  (4.6 SHARES AT JUNE 30, 1998 AND 2.1 SHARES AT JUNE 30,
  1997)                                                       (72.5)  (58.4)
----------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY                                 609.5   521.1
----------------------------------------------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $2,778.3  $854.4
============================================================================

(a) The Restricted Trust holds a note receivable from Pechiney S.A. and related letters of credit that secure Pechiney S.A.'s agreement to repay the Pechiney Notes due January 2, 1999. Management believes that it is extremely remote that the Company will use any assets other than those in the Restricted Trust to satisfy any payments related to the Pechiney Notes (See Note 6. Restricted Trust and Related Notes Payable).

(b) Since December 2, !997, Cordant Technologies Inc. has consolidated the financial statements of its 62 percent ownership interest in Howmet International Inc. Prior to December 2, 1997, Cordant Technologies Inc.'s then 49 percent interest in Howmet International Inc. was accounted for under the equity method.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED JUNE 30
                                                          ---------------------
(IN MILLIONS)                                              1998   1997   1996
-------------------------------------------------------------------------------
OPERATING ACTIVITIES
NET INCOME                                                $118.9  $82.4  $58.3
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
 RESTRUCTURING AND IMPAIRMENT                                      (2.2)   5.9
 EXTRAORDINARY ITEM                                          7.1
 MINORITY INTEREST                                          20.5
 DEPRECIATION                                               53.9   30.0   33.0
 AMORTIZATION                                               21.7   10.2    9.0
 EQUITY INCOME                                             (15.6) (30.5)  (4.5)
 DEFERRED INCOME TAXES                                       2.5   (7.8) (11.7)
 CHANGES IN OPERATING ASSETS AND LIABILITIES:
  RECEIVABLES                                               21.5   16.1  103.9
  INVENTORIES                                              (12.1)   6.1   41.5
  ACCOUNTS PAYABLE AND ACCRUED EXPENSES                    (11.4)   1.8  (17.3)
  INCOME TAXES                                               9.7    9.5   (9.5)
  OTHER -- NET                                              (8.6)  (1.5) (25.8)
-------------------------------------------------------------------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES               208.1  114.1  182.8

INVESTING ACTIVITIES
ACQUISITIONS, NET OF ACQUIRED CASH                        (430.2)       (146.0)
PURCHASES OF PROPERTY, PLANT AND EQUIPMENT                 (72.8) (33.1) (29.1)
PROCEEDS FROM DISPOSAL OF ASSETS                             4.8    2.6    6.1
-------------------------------------------------------------------------------
    NET CASH USED FOR INVESTING ACTIVITIES                (498.2) (30.5)(169.0)

FINANCING ACTIVITIES
NET CHANGE IN SHORT-TERM DEBT                               37.2  (38.0)   2.5
ISSUANCE OF LONG-TERM DEBT                                 642.6
REPAYMENT OF LONG-TERM DEBT                               (382.4)   (.1)   (.2)
PREMIUMS PAID ON EARLY RETIREMENT OF DEBT                  (13.7)
PURCHASE OF COMMON STOCK FOR TREASURY                      (18.7)         (4.3)
STOCK OPTION TRANSACTIONS                                    6.7    4.0    2.5
DIVIDENDS PAID                                             (14.6) (13.2) (12.4)
-------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED FOR) FINANCING
     ACTIVITIES                                            257.1  (47.3) (11.9)
-------------------------------------------------------------------------------
FOREIGN CURRENCY RATE CHANGES                               (1.0)
-------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS           (34.0)  36.3    1.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              51.4   15.1   13.2
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $ 17.4  $51.4  $15.1
-------------------------------------------------------------------------------

(a) Since December 2, 1997, Cordant Technologies Inc. has consolidated the financial statements of its 62 percent ownership interest in Howmet International Inc. Prior to December 2, 1997, Cordant Technologies Inc.'s then 49 percent interest in Howmet International Inc. was accounted for under the equity method.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          ADDITIONAL                               CUMULATIVE          TOTAL
                               COMMON      PAID-IN       RETAINED     TREASURY     TRANSLATION     STOCKHOLDERS'
(IN MILLIONS)                  STOCK       CAPITAL       EARNINGS      STOCK       ADJUSTMENT         EQUITY
----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1995         $20.5        $44.5         $399.2       $(60.4)                        $403.8
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                  58.3                                        58.3
DIVIDENDS PAID                                             (12.4)                                      (12.4)
TREASURY STOCK PURCHASES                                                 (4.3)                          (4.3)
STOCK OPTIONS EXERCISED
 AND RELATED INCOME TAX
 BENEFITS                                     (.3)                        2.8                            2.5
----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1996          20.5         44.2          445.1        (61.9)                         447.9
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                  82.4                                        82.4
DIVIDENDS PAID                                             (13.2)                                      (13.2)
STOCK OPTIONS EXERCISED
 AND RELATED INCOME TAX
 BENEFITS                                      .5                         3.5                            4.0
----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1997          20.5         44.7          514.3        (58.4)                         521.1
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                 118.9                                       118.9
CURRENCY TRANSLATION
 ADJUSTMENT                                                                            (3.9)            (3.9)
DIVIDENDS PAID                                             (14.6)                                      (14.6)
STOCK SPLIT                     20.6                       (20.6)
TREASURY STOCK PURCHASES                                                (18.7)                         (18.7)
STOCK OPTIONS EXERCISED
 AND RELATED INCOME TAX
 BENEFITS                                     2.1                         4.6                            6.7
----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1998         $41.1        $46.8         $598.0       $(72.5)        $(3.9)          $609.5
================================================================================================================

CHANGES IN COMMON STOCK SHARES

                                                                      COMMON       TREASURY
(IN MILLIONS)                                                         STOCK         STOCK
--------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1995                                                 20.5          (2.3)
COMMON STOCK PURCHASE                                                                 (.1)
STOCK OPTION EXERCISES AND RELATED TAX BENEFITS                                        .1
--------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1996                                                 20.5          (2.3)
--------------------------------------------------------------------------------------------
STOCK OPTION EXERCISES AND RELATED TAX BENEFITS                                        .2
--------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1997                                                 20.5          (2.1)
--------------------------------------------------------------------------------------------
STOCK OPTION EXERCISES AND RELATED TAX BENEFITS                                        .2
STOCK SPLIT                                                            20.6          (2.2)
PURCHASE OF COMMON STOCK FOR TREASURY                                                 (.5)
--------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1998                                                 41.1          (4.6)
============================================================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

NAME CHANGE: On May 5, 1998, Thiokol Corporation announced effective immediately the change of its corporate name to Cordant Technologies Inc. (the Company or Cordant). The Company's three business segments retained their present names (Thiokol Propulsion, Huck International, Inc., and Howmet International Inc.) and are referred to as a part of Cordant Technologies.

FISCAL YEAR CHANGE: The Company will change its financial reporting fiscal year-end from June 30 to a calendar year effective with its report for the quarter ended September 30, 1998. The change by the Company is to coordinate Cordant and Howmet reporting periods and to reduce the confusion that accompanies a fiscal year versus a calendar year. Howmet currently reports separately on a calendar year basis. All discussions of future events in this annual report are on a fiscal year basis to be comparative with the historical information presented.

BASIS OF CONSOLIDATION AND USE OF ESTIMATES: The consolidated financial statements include the accounts of Cordant Technologies Inc. and its subsidiaries. The Company participates in teaming arrangements and records its share of sales and profits related to such ventures on the percentage of completion method. The Company increased its ownership interest in Howmet International Inc. (Howmet) from 49 percent to 62 percent on December 2, 1997. Accordingly, beginning with December 1997, earnings and cash flows for Howmet have been consolidated with Cordant Technologies' and the balance sheets at June 30, 1998 have been consolidated. Minority interest in income and equity is also reported for the 38 percent of Howmet the Company does not own. Previous to December 2, 1997, Howmet's results were accounted for under the equity method. All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.

The consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts and reserves are utilized in the earnings recognition process that affects reported amounts in the financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION UNDER LONG-TERM CONTRACTS: Propulsion systems sales encompass products and services performed principally under contracts and subcontracts with various United States Government (government) agencies and aerospace prime contractors. Sales under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized in the ratio that costs incurred relate to estimated total costs. Sales under fixed-price-type contracts are recognized on the percentage of completion method, when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be estimated. Adjustments in estimates, which can affect both revenues and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents represent cash and short-term investments that are highly liquid maturing within three months.

INVENTORIES: Inventories are stated at the lower of cost or market. Inventories for the Investment Castings segment are determined by both the first-in, first-out (FIFO) and last-in, first-out (LIFO) methods. Inventories for the fastening systems segment are determined by the FIFO method.

Propulsion systems segment inventories include estimated recoverable costs related to long-term fixed price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice, such costs include amounts that are not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contracts and programs.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are carried at cost and depreciated over the assets' estimated useful lives, using either the straight-line or accelerated methods. Building and improvements' useful lives vary between 15 and 40 years and other assets' lives vary between 3 and 20 years.

INTANGIBLES: Costs in excess of the net assets acquired (goodwill), patents, and other intangible assets are being amortized on a straight-line basis over periods between 10 and 40 years. Accumulated amortization amounted to $56.5 and $40.9 million at June 30, 1998 and 1997, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than net book value.

The Company assesses on an ongoing basis the recoverability of goodwill based on estimates of future undiscounted cash flows for the applicable business compared to net book value of related goodwill. If the future undiscounted cash flow estimate were less than net book value, net book value of the goodwill would then be reduced to fair value based on an estimate of discounted cash flow. The Company also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

CONTINGENT MATTERS: The Company accrues costs for contingent matters when it is probable that a liability has been incurred and the amount can be reasonably determined. At the time a liability is recognized, a receivable is recorded for the estimated future recovery from third parties, insurance carriers, or from the government. Costs allocated to commercial business or not otherwise recoverable from third parties are expensed when the liability is recorded. Except for current amounts receivable and payable, contingent amounts are included in "other noncurrent assets" and in "accrued interest and other noncurrent liabilities."

FOREIGN CURRENCY TRANSLATION: The financial statements of the Company's foreign operations are translated into United States dollars in accordance with SFAS No. 52, "Foreign Currency Translation." The Company's international business units conduct their business utilizing their local currency as the functional currency. Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Revenues and expenses are translated into U.S. dollars at average rates of exchange prevailing during the period. Unrealized currency translation adjustments are deferred and included in the equity section of the balance sheets, whereas transaction gains and losses are recognized currently in the statements of income.

DERIVATIVE FINANCIAL INSTRUMENTS: Derivative financial instruments are utilized by the Company to reduce foreign currency risks in accordance with Company policy approved by the Board of Directors. The Company does not hold or issue derivative financial instruments for trading purposes. The Company enters into foreign exchange contracts to minimize fluctuations in the value of payments due international vendors and the value of foreign currency denominated receipts. Forward foreign exchange contracts obligate the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. The forward foreign exchange contracts used by the Company are directly related to a particular asset, liability or transaction for which a commitment is in place. In accordance with hedge accounting, gains and losses on foreign currency transaction hedges are recognized in income and offset the foreign exchange gains and losses when the underlying transaction is settled. Unrealized changes in fair value of contracts no longer effective as hedges are recognized in income at such time and marked to market until their expiration. The impact on the financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

INCOME TAXES: Provisions for federal, state, local, and foreign income taxes are calculated based on current tax laws. The provision for income taxes includes, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Deferred taxes are provided to recognize the income tax effects of amounts that are included in different reporting periods for financial statement and tax purposes.

NEW ACCOUNTING STANDARDS: In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This statement is effective for fiscal years beginning after December 15, 1997, and will be adopted by the Company in its annual report for its newly adopted calendar year 1998.

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company. This statement is effective for fiscal years beginning after June 15, 1999. The Company expects to adopt the new statement beginning on January 1, 2000.

The Company will adopt SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" in its new calendar year 1998 statements. Adoption of the two new standards is not expected to have a significant impact on the Company's financial statements.

RECLASSIFICATION: Certain reclassifications were made to the 1996 and 1997 financial statements to conform with the 1998 presentation.

NOTE 2. RECEIVABLES

The components of receivables are as follows:


                                                                  JUNE 30
                                                               --------------
(IN MILLIONS)                                                   1998    1997
------------------------------------------------------------------------------
TRADE RECEIVABLES:
  TRADE ACCOUNTS RECEIVABLE                                    $169.3  $ 55.8
  RETAINED RECEIVABLES                                           42.6
  ALLOWANCE FOR DOUBTFUL ACCOUNTS                                (7.1)   (1.8)
------------------------------------------------------------------------------
  TOTAL TRADE RECEIVABLES                                       204.8    54.0

RECEIVABLES UNDER U.S. GOVERNMENT CONTRACTS AND SUBCONTRACTS:
  AMOUNTS BILLED                                                 57.3    63.7
  UNBILLED COSTS AND ACCRUED PROFITS                             13.4    28.7
------------------------------------------------------------------------------
  TOTAL U.S. GOVERNMENT RECEIVABLES                              70.7    92.4
------------------------------------------------------------------------------
                                                               $275.5  $146.4
------------------------------------------------------------------------------

Unbilled costs and accrued profits consist primarily of revenues recognized on contracts that have not been billed. Such amounts are billed based on contract terms and delivery schedules. It is expected that approximately $5.4 million of the unbilled amounts at June 30, 1998 will not be billed within one year. Cost and incentive-type contracts and subcontracts are subject to government audit and review. It is anticipated that adjustments, if any, will not have a material effect on the Company's results of operations or financial condition.

Cost management award fees totaling $109.8 million, at June 30, 1998, have been recognized on the current Space Shuttle Reusable Solid Rocket Motor (RSRM) contract. Realization of such fees is reasonably assured based on actual and anticipated contract cost performance. However, all cost management award fees remain at risk until contract completion and final NASA review. The current RSRM contract is expected to be completed in fiscal year 2001. Unanticipated program problems which erode cost management performance could cause some or all of the recognized cost management award fees to be reversed and would be offset against receivable amounts from the government or be directly reimbursed. Circumstances which could erode cost management performance include, but are not limited to, failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents.

Howmet has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable. At June 30, the defined pool of outstanding accounts receivable amounted to $97.6 million. Howmet has received $55 million from the sale of such eligible receivables to a master trust and has deducted this amount from accounts receivable in the June 30, 1998, consolidated balance sheets. Losses on the sale of receivables for the year ending June 30, 1998, were $3.7 million. These losses are included in the line captioned "Other, net" in the statements of income. At June 30, 1998, the difference between the total eligible pool and the $55 million sold, represent retainage on the sale in the event the receivables are not fully collected. Howmet has retained the responsibility for servicing and collecting the accounts receivable sold or held in the master trust. Any incremental additional costs related to such servicing and collection efforts are not significant.

NOTE 3. INVENTORIES

Inventories are summarized as follows:

                                                                 JUNE 30
                                                              --------------
(IN MILLIONS)                                                  1998    1997
-----------------------------------------------------------------------------
RAW MATERIALS AND WORK-IN-PROCESS                             $187.4  $ 27.0
FINISHED GOODS                                                  74.5    55.7
INVENTORIED COSTS RELATED TO U.S. GOVERNMENT AND OTHER LONG-
 TERM CONTRACTS                                                 20.5    27.8
PROGRESS PAYMENTS RECEIVED ON LONG-TERM CONTRACTS              (16.5)  (25.9)
LIFO VALUATION ADJUSTMENT                                       (4.5)
-----------------------------------------------------------------------------
                                                              $261.4  $ 84.6
-----------------------------------------------------------------------------

At June 30, 1998, inventories include $121.9 million that are valued using LIFO. The LIFO valuation adjustment approximates the difference between the LIFO carrying value and current replacement cost.

NOTE 4. HOWMET INTERNATIONAL INC. PURCHASE

On December 13, 1995, the Company and The Carlyle Group (Carlyle), a private merchant bank, formed a jointly owned company, Howmet International Inc., to acquire Howmet Corporation and the Cercast Group of companies, referred to collectively in the financial statements as Howmet. Carlyle owned 51 percent and Cordant owned 49 percent of the Howmet common stock. The Company's initial equity investment in Howmet consisted of $96 million in Howmet voting common stock, and $50 million in Howmet 9 per cent paid-in-kind, non-voting, preferred stock. As part of this purchase, Howmet received indemnifications from the seller for liabilities over amounts reserved relating to environmental and certain other obligations existing at the purchase date. The Company accounted for its 49 percent minority voting common stock investment in Howmet using the equity method.

On December 2, 1997, the Company increased its ownership in Howmet to 62 percent by acquiring an additional 13 million shares of Howmet common stock for approximately $183.8 million, which included the exercise of an option for 2 million shares of stock. Simultaneously with this transaction,

Carlyle sold 15.35 million shares of Howmet common stock in an Initial Public Offering. After the transactions, the Company, Carlyle, and the public own approximately 62, 22.65 and 15.35 percent, respectively, of Howmet common stock. The Company has an option and first right of refusal to acquire all of Carlyle's shares at market price. This option may be exercised during a two-year period beginning in December 1999. The Company or its affiliates are prohibited from acquiring publicly held Howmet common shares that would reduce public ownership below 14 percent, unless such purchase is a tender offer to acquire all outstanding public shares.

Beginning in December 1997, Howmet's financial statements have been consolidated with Cordant's. Excluding the Restricted Trust and the related Pechiney Notes Payable, Howmet had total assets of $1,003,841 million and total liabilities of $626,473 million at June 30, 1998. Operating results for the current year include five months of Howmet's earnings reported under the equity method and seven months of Howmet earnings on a consolidated basis. Additional detailed financial information on Howmet is available in Howmet's Annual Report to Stockholders incorporated by reference in Howmet's Annual Report on Form 10-K for Howmet's fiscal year ended December 31, 1997.

The following pro forma information is not necessarily indicative of the results which would have resulted had the acquisition occurred at the beginning of each period presented, nor is it necessarily indicative of future results. The unaudited consolidated pro forma results of operations assuming consummation of the purchase of the Howmet common stock as of the beginning of each period, are as follows:

                                                         PRO-FORMA
                                                    -------------------
                                                    TWELVE MONTHS ENDED
                                                          JUNE 30
(IN MILLIONS, EXCEPT PER SHARE DATA)                -------------------
                                                      1998      1997
-----------------------------------------------------------------------
NET SALES                                           $ 2,289.3 $ 2,091.1
INCOME BEFORE EXTRAORDINARY ITEM                    $   124.1 $    75.6
INCOME PER DILUTED SHARE BEFORE EXTRAORDINARY ITEM  $    3.29 $    2.02
NET INCOME                                          $   117.0 $    75.6
NET INCOME PER DILUTED SHARE                        $    3.10 $    2.02
-----------------------------------------------------------------------

NOTE 5. JACOBSON MANUFACTURING PURCHASE

On June 11, 1998, the Company completed the purchase of all of the common stock of Jacobson Manufacturing Company Inc. (Jacobson) for $273.6 million and assumed $7.3 million in liabilities. Jacobson manufactures high-quality, custom-designed metal parts and fasteners and precision-engineered plastic products. The acquisition of Jacobson was accounted for under the purchase accounting method. The goodwill associated with the purchase is being amortized over 40 years using the straight-line method. The pre-tax income for Jacobson from June 11 through June 30 was approximately $1 million and is included in the consolidated results of the Company with the fastening systems segment.

NOTE 6. RESTRICTED TRUST AND RELATED PECHINEY NOTES PAYABLE

In 1988, Pechiney Corporation, which was a wholly-owned subsidiary of Pechiney, S.A., issued indebtedness maturing in 1999 (Pechiney Notes) to third parties in connection with the purchase of American National Can Company. As a result of the acquisition of Howmet by the Company and Carlyle, Pechiney Corporation (now named Howmet Holdings Corporation or Holdings), became a wholly-owned subsidiary of Howmet. The Pechiney Notes remained at Holdings, but Pechiney, S.A., which retained American National Can Company, agreed with Howmet to be responsible for all payments due on or in connection with the Pechiney Notes. Accordingly, Pechiney, S.A. issued its own note to Holdings in an amount sufficient to satisfy all obligations under the Pechiney Notes. The Pechiney, S.A. note was deposited in a trust (Restricted Trust) for the benefit of Holdings. If Pechiney, S.A. fails to make any payments required by its note, the trustee under the Restricted Trust (Trustee) has irrevocable letters of credit in the aggregate amount of $772 million issued to the Restricted Trust by Banque Nationale de Paris (BNP), a French bank which has an A+ credit rating from Standard and

Poor's Ratings Group (S&P), to draw upon to make such payments. In the event there is an impediment to a draw under the BNP letters of credit held by the Trustee, the Trustee has substantially identical "back-up" letters of credit in the aggregate amount of $772 million issued to the Restricted Trust by Caisse des Depots et Consignations, a French bank which has an AAA credit rating from S&P. In addition, the holders of the Pechiney Notes have a third set of letters of credit (also issued by BNP), which can be drawn upon by such holders in the event that principal and/or interest payments on the Pechiney Notes are not made. Pechiney S.A. is solely responsible as reimbursement party for draws under the various letters of credit referenced above, and by agreement with the banks, neither Holdings nor Howmet has any responsibility therefor. However, Holdings remains liable as the original issuer of the Pechiney Notes in the event that Pechiney, S.A. and both banks fail to meet their obligations under their respective letters of credit. Management believes that it is extremely remote that Howmet will be required to use any of its assets other than those in the Restricted Trust to satisfy any payments due on or in connection with the Pechiney Notes. Upon repayment of the Pechiney Notes, the Restricted Trust terminates and any assets of the Restricted Trust are to be returned to Pechiney, S.A.

The Pechiney Notes are due on January 2, 1999, and may not be prepaid prior to that date. Interest is at three-month London Interbank Offered Rates (LIBOR), plus 25 basis points (5.98 percent for the quarter ended June 30, 1998), and interest is paid quarterly. Interest expense on these notes was $43.6 million for the twelve months ended June 30, 1998. Interest income from the Restricted Trust for the aforementioned period was equal to the interest expense, and is netted in the financial statements.

NOTE 7. FINANCING ARRANGEMENTS

Long term debt is summarized as follows:

                                                                    JUNE 30
                                                                  -----------
                                                                   1998  1997
-----------------------------------------------------------------------------
(IN MILLIONS)
CORDANT TECHNOLOGIES 6.625% SENIOR NOTES, DUE MARCH 1, 2008       $150.0
CORDANT TECHNOLOGIES SENIOR REVOLVING CREDIT FACILITY AT 5.91%
 (VARIABLE RATE)                                                   150.0
HOWMET SENIOR REVOLVING CREDIT FACILITY AT 5.91% (VARIABLE RATE)   145.0
OTHER                                                               18.1 $2.0
-----------------------------------------------------------------------------
                                                                   463.1  2.0
LESS CURRENT PORTION                                                  .2   .2
-----------------------------------------------------------------------------
                                                                  $462.9 $1.8
-----------------------------------------------------------------------------

Principal maturities for the succeeding five years ended June 30, are as follows: $0 in 1999, $7.4 million in 2000, $150 million in 2001, $0 in 2002, and $148 million in 2003.

The Company, excluding Howmet, has credit commitments from a group of banks aggregating $300 million under revolving credit facilities, of which $150 million was available at June 30, 1998. The funds available under the credit facilities may be used for any corporate purpose and are available through August 1998 ($150 million) and May 2001 ($150 million). The interest rate on the facilities is based on LIBOR plus a spread. The credit agreements and senior notes contain covenants restricting, among other things, the Company's ability to incur funded debt, liens, sale and leaseback transactions, and the sale of assets.

Howmet has credit commitments from a group of banks aggregating $300 million under a revolving credit agreement, of which $147.4 million was available at June 30, 1998. The funds available under the credit facility may be used for any corporate purpose and are available through December 2002. Terms of the revolving credit facility require Howmet to meet certain interest coverage and leverage ratios and maintain certain minimum net worth amounts. In addition, there are restrictions that limit indebtedness, the sale of assets, and payments for acquisitions or investments.

Cordant does not have access to Howmet cash balances except through Howmet declaring a cash dividend to its shareholders. Howmet does not currently intend to pay dividends.

Howmet also has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable (See Note 2).

Short-term debt consisted of borrowings with various domestic and foreign banks. The weighted average interest rate on short-term debt outstanding was
5.76 percent and 3.37 percent at June 30, 1998 and 1997, respectively. The Company paid interest of $15.6, $1.7, and $4.0 million in 1998, 1997, and 1996 respectively.

NOTE 8. INCOME TAXES

The provision for taxes on income before extraordinary item follows:

(IN MILLIONS)    1998   1997   1996
-------------------------------------
CURRENT TAXES:
  FEDERAL        $60.8  $34.3  $39.3
  FOREIGN          1.9    1.1    1.4
  STATE           10.9    5.3    5.3
-------------------------------------
                  73.6   40.7   46.0
DEFERRED TAXES:
  FEDERAL          (.2)  (5.7)  (9.6)
  FOREIGN          3.9   (1.2)   (.8)
  STATE           (1.2)   (.9)  (1.3)
-------------------------------------
                   2.5   (7.8) (11.7)
-------------------------------------
                 $76.1  $32.9  $34.3
-------------------------------------

A reconciliation of the United States statutory rate to the effective income tax rate follows:

                                             1998  1997  1996
--------------------------------------------------------------
STATUTORY RATE                               35.0% 35.0% 35.0%
 EFFECT OF:
  STATE TAXES, NET OF FEDERAL BENEFIT         3.0   2.3   3.0
  R&D AND OTHER CREDITS                       (.9)       (4.5)
  TAX REFUND                                 (1.7) (2.6)  (.3)
  NON-DEDUCTIBLE RESTRUCTURING CHARGE                     4.1
  EUROPEAN RESTRUCTURING                     (2.2)
  DIVIDEND RECEIVED DEDUCTION                (1.9) (7.4) (1.4)
  UNCONSOLIDATED SUBSIDIARY FOR TAX PURPOSES  1.2
  OTHER                                       1.7   1.2   1.1
--------------------------------------------------------------
EFFECTIVE RATE                               34.2% 28.5% 37.0%
--------------------------------------------------------------

Domestic and foreign components of pre-tax income before extraordinary item are as follows:

(IN MILLIONS)   1998   1997   1996
------------------------------------
UNITED STATES  $203.5 $114.0 $100.6
FOREIGN          19.1    1.3   (8.0)
------------------------------------
               $222.6 $115.3 $ 92.6
------------------------------------

Deferred income taxes arise from differences in the timing of income, expense, and tax credit recognition for financial reporting and income tax purposes. Deferred income taxes are not provided on undistributed earnings of international subsidiaries as the earnings are considered to be indefinitely reinvested. At June 30, 1998, these undistributed earnings amounted to approximately $35 million. Upon distribution of such earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries. After taking into account available foreign tax credits the amount of such taxes is immaterial.

The components of deferred tax balances are as follows:

                                                              JUNE 30
                                                          -----------------
(IN MILLIONS)                                              1998     1997
---------------------------------------------------------------------------
PROVISION FOR ESTIMATED EXPENSES                          $  78.8  $  46.0
U.S. TAX CREDITS                                              9.6
STATE AND FOREIGN NET OPERATING LOSSES                       25.0     13.5
ACCRUED RETIREE BENEFITS OTHER THAN PENSIONS                 78.4     38.0
VACATION AND DEFERRED COMPENSATION ACCRUALS                  33.6     10.3
OTHER                                                         5.6      9.0
---------------------------------------------------------------------------
  GROSS DEFERRED TAX ASSETS                                 231.0    116.8
VALUATION ALLOWANCE                                         (22.1)   (13.1)
---------------------------------------------------------------------------
  TOTAL DEFERRED TAX ASSETS                                 208.9    103.7

LIFO INVENTORY                                              (27.8)
RECOGNITION OF INCOME ON CONTRACTS REPORTED ON DIFFERENT
 METHODS FOR
 TAX PURPOSES THAN FOR FINANCIAL REPORTING                  (52.3)   (52.1)
PROPERTY, PLANT & EQUIPMENT                                 (93.2)   (48.2)
PENSION BENEFITS                                             (3.2)   (12.9)
PATENTS AND TECHNOLOGY                                      (20.2)
UNCONSOLIDATED SUBSIDIARY FOR TAX PURPOSES                   (4.6)    (1.9)
OTHER                                                        (6.3)    (3.3)
---------------------------------------------------------------------------
  TOTAL DEFERRED TAX LIABILITY                             (207.6)  (118.4)
---------------------------------------------------------------------------
  NET DEFERRED TAX ASSET (LIABILITY)                      $   1.3  $ (14.7)
---------------------------------------------------------------------------
BALANCE SHEET CLASSIFICATION:
 CURRENT ASSETS                                              43.6  $  26.6
 NONCURRENT LIABILITIES                                     (42.3)   (41.3)
---------------------------------------------------------------------------
  NET DEFERRED TAX ASSETS (LIABILITIES)                       1.3  $ (14.7)
---------------------------------------------------------------------------

The principal reason for changes in deferred tax balances is the inclusion of the deferred taxes of Howmet in the 1998 consolidated balance sheet.

Alternative minimum tax credit carry-forwards of $3.9 million, available to offset future Howmet U.S. Federal taxes, have no expiration date. At June 30, 1998, Howmet had foreign tax credit carry-forwards of $5.7 million, which it expects to use in the future, and foreign tax benefits of $2.4 million which will be realized over the next three years. At June 30, 1998, Howmet also had $131 million of state net operating loss carry-forwards. Of this amount, $101 million expires on December 31, 1998 and $30 million expires on December 31, 1999. At June 30, 1998, the Company and Howmet combined had approximately $25.6 million of foreign net operating loss carry-forwards, which can only be used to offset foreign taxable income. The majority of these carry-forwards have no expiration date. Utilization by Howmet of alternative minimum tax credits, state net operating loss carry-forwards, and $10.5 million of foreign net operating loss carry-forwards will result in an adjustment to goodwill.

The valuation allowance at June 30, 1998 and 1997 is equal to the deferred tax asset (net of liabilities) associated with all state and foreign net operating loss carry-forwards. No other valuation allowances are provided because management believes it is more likely than not that future operations will generate sufficient taxable income to realize all other deferred tax assets.

Total tax payments were $71.2, $31.9, and $55.8 million during 1998, 1997, and 1996, respectively.

During fiscal year 1996, the Internal Revenue Service (IRS) completed its audit of federal income tax returns for fiscal years 1986 through 1993. Based upon anticipated final results for the years under audit, interest accruals were decreased in 1996 resulting in recognition of $27.5 million of interest income. Also, as a result of substantial audit completion, $4.2 million of research and other tax credits were recognized.

During fiscal year 1997, an anticipated tax refund in the amount of $3.2 million was received, along with $20.4 million in interest. Of those amounts, $3 million was applied to reduce 1997 income tax expense. Approximately $8.7 million was recognized as interest income and the remaining $11.9 million was used to increase liabilities for deferred taxes and related interest for future tax payments.

During fiscal year 1998, an audit of a partnership in which the Company participates was completed, resulting in a tax refund of $2.6 million, which was applied to reduce 1998 income tax expense. In addition, $1.4 million of interest received in connection with the refund was recognized as interest income.

During fiscal year 1998, the IRS completed its audit of the Howmet Federal income tax return for the year ended December 31, 1995, with no material findings.

NOTE 9. STOCK SPLIT

On January 22, 1998, the Company's Board of Directors declared a two-for-one stock split in the form of a stock dividend payable March 13, 1998, for each stockholder of record on February 27, 1998. A regular quarterly dividend of $.10 per common share, reflecting the split, was also declared payable March 13, 1998, for each stockholder of record on February 27, 1998. The stock split affected stockholders' equity in the current year due to reclassifying the par value amount of the common shares issued from retained earnings to common stock. In addition, all references in the financial statements to number of shares, per share amounts, stock option data, and market prices of the Company's common stock have been restated.

NOTE 10. EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." Statement 128 replaced the previously reported "primary and fully diluted earnings per share" with "basic and diluted earnings per share." Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. However, due to the limited dilutive impact, diluted earnings per share approximates the Company's previously reported primary earnings per share. All earnings per share amounts for all periods are presented to conform to the Statement 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                            YEAR ENDED JUNE 30
                                                         -----------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                        1998    1997   1996
--------------------------------------------------------------------------------
NUMERATOR
 19 INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM $146.5  $ 82.4 $ 58.3
 MINORITY INTEREST                                          (20.5)
--------------------------------------------------------------------------------
 NUMERATOR FOR BASIC AND DILUTED EARNINGS PER SHARE        $126.0  $ 82.4 $ 58.3
--------------------------------------------------------------------------------
DENOMINATOR
 DENOMINATOR FOR BASIC EARNINGS PER SHARE--WEIGHTED-
  AVERAGE SHARES                                             36.6    36.5   36.4
 EFFECT OF DILUTIVE SECURITIES:
 EMPLOYEE STOCK OPTIONS                                       1.1      .9     .7
--------------------------------------------------------------------------------
 DENOMINATOR FOR DILUTED EARNINGS PER SHARE--WEIGHTED-
  AVERAGE SHARES AND ASSUMED CONVERSIONS                     37.7    37.4   37.1
--------------------------------------------------------------------------------
INCOME PER SHARE BEFORE EXTRAORDINARY ITEM:
 BASIC                                                     $ 3.45  $ 2.26 $ 1.60
 DILUTED                                                   $ 3.34  $ 2.21 $ 1.57
--------------------------------------------------------------------------------
PER SHARE EFFECT OF EXTRAORDINARY ITEM:
 BASIC                                                     $ (.19)
 DILUTED                                                   $ (.19)
--------------------------------------------------------------------------------

NOTE 11. EXTRAORDINARY ITEM

During December 1997, Howmet refinanced the majority of its debt to take advantage of favorable interest rates and to reduce restrictive covenants. As a result of the refinancing, Howmet incurred pre-tax charges of $20.2 million, including a $6.5 million non-cash charge for the write-off of unamortized debt issuance costs. The income tax benefit associated with the debt refinancing was $8.5 million. The extraordinary charge shown on the Consolidated Statement of Income has been reduced by $4.6 million related to minority interest. Howmet repaid $146 million of debt at a 10 percent fixed interest rate and refinanced $198 million of debt under a new revolving bank facility at a substantially lower variable rate.

NOTE 12. RESTRUCTURING AND IMPAIRMENT

The Company's Propulsion and Fastening Systems' restructuring programs were completed in the second quarter of fiscal year 1997. The restructuring programs, initiated to reduce the Company's operating costs and improve profitability, involved personnel reductions, closing of certain locations and relocating operations in the United States and Europe. Charges included severance, a goodwill write-off and fixed assets disposals. The Propulsion System restructuring plan, announced in the third quarter of fiscal 1995, included domestic pre-tax charges of $61.4 million. The Fastening System restructuring plan announced in the second quarter of fiscal 1996 included foreign pre-tax charges of $5.9 million. During the second quarter of 1997, the restructuring was substantially completed and excess reserves from both programs were closed and credited to income. The Propulsion and the Fastening Systems segments recognized $1.4 million and $.8 million in income, respectively. The restructuring plan included charges for certain issues that have not yet been resolved, and the Company believes remaining reserves will be adequate to cover future costs.

NOTE 13. PREFERRED STOCK PURCHASE RIGHTS

On May 22, 1997, the Board of Directors adopted a new stockholders' rights plan and redeemed the existing stockholders' rights under the old plan. Under the new plan, the Company declared a dividend distribution of one Preferred Share Purchase Right for each outstanding common share. Each Right entitles its holder to buy one one-hundredth of a share of a new series of the Company's preferred stock at an exercise price of $120. The Rights will only become exercisable if a person or group acquires or makes an offer to acquire 15 percent or more of the Company's common stock. If any person or group acquires 15 percent or more of the Company's common stock, each Right will entitle the holder (other than such acquirer) to purchase common stock of the Company having a market value of twice the exercise price of the Right. If the Company is acquired in a merger or other business combination, after a person has acquired 15 percent or more of the Company's common stock, each Right will entitle the holder to purchase common stock of the acquiring company having a market value of twice the exercise price of the Right. The Rights may be redeemed by the Company at the price of $.005 per Right prior to the acquisition of 15 percent or more of the Company's common stock. The Rights expire on May 22, 2007.

NOTE 14. RETIREMENT PLANS

The Company has noncontributory-defined benefit pension plans covering certain employees. The determination of benefits for participating employees varies among the covered groups. Generally, such benefits are based on a combination of some of the following: earnings, average of the highest five consecutive years' earnings during the 10 years preceding retirement, years of service, age, investment income and specified amounts per years of service.

The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus any additional amounts which the Company may determine to be appropriate.

The annual cost for all Company-sponsored defined benefit pension plans, includes the following components:

(IN MILLIONS)                   1998     1997    1996
--------------------------------------------------------
SERVICE COST                   $  23.5  $ 12.7  $  12.7
INTEREST COST                     51.8    41.0     37.5
ACTUAL GAIN ON PLAN ASSETS      (182.0)  (59.1)  (115.0)
NET AMORTIZATION AND DEFERRAL    117.9     8.1     66.9
--------------------------------------------------------
NET PENSION COST               $  11.2  $  2.7  $   2.1
--------------------------------------------------------

Reconciliation of the funded status of all defined benefit pension plans at June 30 is as follows:

                                     1998                             1997
                         ----------------------------     ----------------------------
                         ACTUARIAL BENEFIT OBLIGATION     ACTUARIAL BENEFIT OBLIGATION
                         ----------------------------     ----------------------------
                           EXCEED          LESS THAN       EXCEED           LESS THAN
(IN MILLIONS)            PLAN ASSETS      PLAN ASSETS     PLAN ASSETS      PLAN ASSETS
--------------------------------------------------------------------------------------
ACTUARIAL PRESENT
 VALUE OF BENEFITS:
  VESTED BENEFITS        $    37.4        $    615.7      $   18.6         $   489.3
  NON VESTED BENEFITS          4.7              10.2           2.2               5.5
--------------------------------------------------------------------------------------
   ACCUMULATED BENEFIT
    OBLIGATION                42.1             625.9          20.8             494.8
EFFECT OF PROJECTED
 FUTURE COMPENSATION
 INCREASES                     9.2              95.2           3.2              79.6
--------------------------------------------------------------------------------------
   PROJECTED BENEFIT
    OBLIGATION                51.3             721.1          24.0             574.4
FAIR VALUE OF PLAN
 ASSETS                       21.5             872.0           5.5             617.2
--------------------------------------------------------------------------------------
   PLAN ASSETS (LESS
    THAN) IN EXCESS OF
    PROJECTED BENEFIT
    OBLIGATION               (29.8)            150.9         (18.5)             42.8
UNRECOGNIZED NET
 LOSSES (GAINS)               17.3             (40.2)         11.3              36.4
UNRECOGNIZED
 TRANSITION BENEFIT
 (OBLIGATION)                   .2             (13.9)          (.2)            (17.2)
UNRECOGNIZED PRIOR
 SERVICE (REDUCTION)
 COST                        (38.0)              9.3           (.2)              9.5
--------------------------------------------------------------------------------------
  PENSION (DEFICIT)
   ASSET                 $   (50.3)       $    106.1      $   (7.6)        $    71.5
--------------------------------------------------------------------------------------

The accumulated benefit obligation and the corresponding unrecognized net loss and prior service cost increased in 1998 principally due to the addition of Howmet's plans and changing the discount rate assumption for Cordant's plans. The unrecognized net asset and the unrecognized prior service cost are being amortized based on the projected service lives of employees, which range from 15-25 years. Additional assumptions used in determining net pension cost for all defined benefit pension plans except Howmet's were as follows:

                                             1998  1997  1996
--------------------------------------------------------------
DISCOUNT RATE                                 7.0%  7.5%  7.5%
RATE OF INCREASE IN COMPENSATION LEVELS      4.75% 4.75% 4.75%
EXPECTED LONG-TERM RATE OF RETURN ON ASSETS   9.0%  9.0%  9.0%
--------------------------------------------------------------

The assumptions used by Howmet for 1998 for their plans include a discount rate of 7.5 percent, expected rate of return of 9 percent, and an expected increase in future salaries of 5 percent.

Assets of the Company-sponsored plans are invested primarily in equities and bonds. Certain pension plans contain restrictions on using excess pension plan assets in the event of a change in control of the Company.

Generally pension costs charged to and recovered through government contracts approximate amounts contributed to pension plans. Pension costs for financial statement purposes are calculated in conformity with SFAS No. 87, "Employers' Accounting for Pensions." Historically, the annual amount of pension cost recovered through government contracts and included in sales has exceeded the amount of pension cost included in the financial statements. As a result, the Company has deferred $55.8 million and $47.2 million of revenues as of June 30, 1998 and 1997, respectively to provide a better matching of revenues and expenses. This revenue will be recognized when the financial statement pension cost exceeds amounts charged to contract pension cost. The $55.8 million of deferred revenue is netted against the pension asset in "Other noncurrent assets" in the balance sheet. Accrued pension cost is included in "Other accrued expenses" and "Accrued interest and other noncurrent liabilities" in the balance sheet.

The Company sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of participants. Contributions are included in an Internal Revenue Code (IRC) qualified restricted trust which is subject to the Company's creditors.

The Company has matching and nonmatching 401(k) savings plans for eligible employees. The Company matches nonunion employee contributions, depending on the plan, at rates varying between 50 to 100 percent with limits ranging between 5 to 8 percent of employee earnings. Howmet matches union employee contributions 100 percent up to $50 per month. Company contributions to the matching savings plans were $8.6, $6 and $6.4 million in 1998, 1997 and 1996 respectively, which are based on a limited percentage of participant contributions.

NOTE 15. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides certain nonvested health care and life insurance benefits for substantially all of its retirees and eligible dependents. The plan, which is separate from plans covering Howmet employees, is contributory, with retiree contribution levels adjusted annually, and contains other cost-sharing features including deductibles and coinsurance. The Company's cost for retiree medical is limited to a 4 percent annual increase for employees retiring after February 1, 1993. Current eligibility requirements include 10 years of credited service after attaining age 45.

The Company's policy is to fund the cost of retiree medical benefits at management's discretion or as amounts are expended. Voluntary Employees' Beneficiary Association trusts and other trusts under IRC regulations were established in 1994 for government contract reimbursement purposes. The amounts funded are tax deductible in the year of contribution.

Howmet provides postretirement health care and life insurance benefits to its eligible active and retired employees, including certain union, nonunion and salaried employees. Benefits are funded as amounts are expended.

The annual retiree medical and life insurance costs include the following components:

(IN MILLIONS)                                          1998   1997   1996
---------------------------------------------------------------------------
SERVICE COST--ATTRIBUTED TO SERVICE DURING THE PERIOD $ 6.9 $ 2.6 $ 2.2 INTEREST COST ON ACCUMULATED POST-RETIREMENT BENEFIT
 OBLIGATION                                             17.4    8.2    8.0
RETURN ON ASSETS                                        (3.8)  (1.3)  (1.8)
NET AMORTIZATION AND DEFERRAL                            6.1    1.5    1.9
---------------------------------------------------------------------------
RETIREE MEDICAL AND LIFE INSURANCE COSTS               $26.6  $11.0  $10.3
---------------------------------------------------------------------------

The following table reconciles the plan's funded status to the amount included in the Company's balance sheet at June 30:

(IN MILLIONS)                                                   1998    1997
------------------------------------------------------------------------------
ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION:
  RETIREES                                                     $158.1  $106.0
  FULLY ELIGIBLE ACTIVE PLAN PARTICIPANTS                        29.1    10.7
  OTHER ACTIVE PLAN PARTICIPANTS                                 59.7    19.8
------------------------------------------------------------------------------
TOTAL ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION            246.9   136.5
PLAN ASSETS AT FAIR VALUE, PRIMARILY LISTED STOCKS ANDA BONDS   (26.1)  (19.2)
------------------------------------------------------------------------------
ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION IN EXCESS OF
 PLAN ASSETS                                                    220.8   117.3
UNRECOGNIZED PRIOR SERVICE COST                                  (4.5)
UNRECOGNIZED NET EXPERIENCE LOSS                                (43.2)  (46.9)
------------------------------------------------------------------------------
  TOTAL                                                         173.1
  LESS CURRENT PORTION                                            6.2
------------------------------------------------------------------------------
ACCRUED RETIREE BENEFITS OTHER THAN PENSIONS                   $166.9  $ 70.4
------------------------------------------------------------------------------

Additional assumptions to measure the accumulated post-retirement obligation and cost for all plans except Howmet's were as follows:

                                                            1998  1997  1996
-----------------------------------------------------------------------------
DISCOUNT RATE                                                7.0%  7.5%  7.5%
BEFORE AGE 65 HEALTH CARE COST TREND RATE DECREASING TO 6%
 BY 2001                                                    10.0% 11.0% 12.0%
AFTER AGE 65 HEALTH CARE COST TREND RATE                     6.0%  7.0%  8.0%
EXPECTED LONG-TERM RATE OF RETURN ON ASSETS                  8.0%  8.0%  8.0%
-----------------------------------------------------------------------------

The health care cost trend rate to be used in fiscal year 1999 for before-age-65 benefits is 9 percent, while the after-age-65 benefits rate will stay at 6 percent.

The assumptions used by Howmet for their plans include a discount rate of 7.5 percent, and a health care cost-trend-rate for below-age-65 benefits of 10 percent, declining 1 percent annually to 6 percent in the year 2001. The health care cost-trend-rate for after-age-65 benefits was 8.2 percent, declining gradually to 5 percent in the year 2001.

Increasing the assumed health care cost-trend-rate by one percentage point would increase the accumulated post-retirement benefit obligation for the Company at June 30, 1998 and 1997, by approximately $14.9 and $6.8 million, respectively, and increase retiree medical costs by approximately $1.5 million each year.

NOTE 16. CONTINGENT MATTERS

Thiokol Corporation v. The United States of America. In 1996, the Company filed an action in the United States Court of Federal Claims seeking payment of costs that arose under its cost reimbursement contracts with the Government for operation and management of Government-owned, contractor-operated Army ammunition plants in Texas and Louisiana. The Company sought to recover its costs of Government-approved benefits that workers earned during their years of service at these plants. These benefits include: (i) post-retirement health benefits; (ii) long-term disability benefits; (iii) workers' compensation benefits; and (iv) severance benefits. On December 30, 1997, this case was settled out of court. The Government has agreed to forego its claim to certain surplus pension assets. The Company has agreed to apply the dollar equivalent of a portion of future pension contributions to the payment of the benefits that were the subject of the lawsuit. The Company expects these transactions will not be material and has agreed to fund any additional costs related to the benefits.

The Company is also currently involved in a number of lawsuits and other contingencies that are not expected individually or in the aggregate to have a material adverse effect upon the Company's financial condition. However, depending on the amount and timing of an unfavorable resolution of these contingencies, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

NOTE 17. ENVIRONMENTAL MATTERS

The Company's Thiokol Propulsion division is involved with two Environmental Protection Agency (EPA) superfund sites in Morris County, New Jersey, formerly operated by the Company for government contract work. The Company has not incurred any significant costs relating to these environmental sites. The Company has signed a consent decree with the EPA on the Rockaway Borough Well Field site and with the state of New Jersey on the Rockaway Township Well Field site. The Company has recorded a $9.4 million liability for response costs, site remediation, and future operation and maintenance costs on both sites. In addition to the above sites, the Company is involved with other locations involving environmental issues.

The Company's Propulsion and Fastening Systems segments' estimated liability for all environmental remediation is $21 million, and is classified in "other accrued expenses" and "accrued interest and other noncurrent liabilities." The Company believes that any liability exceeding amounts recorded will not have a material adverse effect on the Company's future results of operations or financial position. The Company has collected approximately $9.5 million in environmental-related recoveries from insurance companies through fiscal year June 30, 1998. The Company expects to recover from the government additional amounts as expenses are incurred. The Company estimates it will spend approximately $3.5 and $2.6 million of the total liability, respectively, over the next two years.

In connection with the Howmet acquisition, Pechiney, S.A. (Howmet's previous owner) indemnified Howmet for environmental liabilities relating to Howmet and stemming from events occurring or conditions existing on or prior to the acquisition, to the extent that such liabilities exceed a cumulative $6 million. It is highly probable that changes in any of the following accrued liabilities will result in an equal change in the amount receivable from Pechiney, S.A. pursuant to this indemnification. The Company believes that any Howmet liability exceeding amounts recorded will not have a material adverse effect on the Company's future results of operations or financial position.

Howmet has received test results indicating levels of polychlorinated biphenyls ("PCBs") at its Dover, N.J., plant that will require remediation. Various remedies are possible and could involve expenditures ranging from $2 million to $22 million or more. Howmet has recorded a $2 million long-term liability for this plant. Besides the above-mentioned remediation work required at the Company's Dover, N.J., plant, liabilities exist for clean-up costs associated with hazardous types of materials at eight other on-site and off-site waste disposal facilities. Howmet has been, or may be, named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws at these locations. At June 30, 1998, $4.1 million of accrued environmental liabilities are included in the consolidated balance sheet for these eight sites. The indemnification discussed above applies to the costs associated with the Dover, N.J., plant and the eight other locations.

In addition to the above environmental matters, and unrelated to Howmet operations, Howmet and Pechiney, S.A. are jointly and severally liable for environmental contamination and related costs associated with certain discontinued mining operations owned and/or operated by a predecessor-in-interest until the early 1960s. These liabilities include approximately $21.3 million in remediation and natural resource damage liabilities at the Blackbird Mine site in Idaho and a minimum of $10 million in investigation and remediation costs at the Holden Mine site in Washington. Pechiney, S.A. has agreed to indemnify Howmet for such liabilities. In connection with these environmental matters, Howmet has recorded a $31.3 million liability which is classified in "Accrued interest and other noncurrent liabilities," and an equal $31.3 million receivable from Pechiney, S.A., which is classified in "Other noncurrent assets." Pechiney, S.A. is currently funding all amounts related to these liabilities.

NOTE 18. LEASE COMMITMENTS

The Company has operating leases that are principally short-term and primarily for building and office space and other real estate. Rental expense charged was $19.6, $14.5, and $10.9 million in 1998, 1997, and 1996, respectively. Renewal and purchase options are available on certain of these leases. Future minimum rental commitments under non-cancelable operating leases total approximately $45 million with $14.3, $11.8, $6.9 and $2.9 million committed in 1999 through 2002 respectively, and $9.2 million thereafter. Certain plant facilities and equipment are provided for use by the government under short-term or cancelable arrangements.

NOTE 19. STOCK OPTION AND PERFORMANCE UNIT PLANS

The Company's Stock Option Plans provide that grants of stock options, shares of restricted stock, and other awards may be made to key Company employees and its affiliates in which the Company has a direct or indirect equity interest. Stock option activity is summarized as follows:

                                                             WEIGHTED AVERAGE
                                                   SHARES       PER SHARE
-----------------------------------------------------------------------------
OPTIONS OUTSTANDING AT JUNE 30, 1995, (1,142,142
 EXERCISABLE SHARES)                              1,481,142       $ 9.75
GRANTED                                             867,600       $17.79
LAPSED                                              (50,350)      $13.30
EXERCISED                                          (209,804)      $ 9.89
-----------------------------------------------------------------------------
OPTIONS OUTSTANDING AT JUNE 30, 1996, (1,250,788
 EXERCISABLE SHARES)                              2,088,588       $12.99
GRANTED                                             396,048       $19.75
LAPSED                                              (10,800)      $17.98
EXERCISED                                          (258,594)      $11.60
-----------------------------------------------------------------------------
OPTIONS OUTSTANDING AT JUNE 30, 1997, (1,384,042
 EXERCISABLE SHARES)                              2,215,242       $14.34
GRANTED                                             219,392       $40.20
LAPSED                                              (75,800)      $19.14
EXERCISED                                          (316,338)      $14.47
-----------------------------------------------------------------------------
OPTIONS OUTSTANDING AT JUNE 30, 1998, (1,456,496
 EXERCISABLE SHARES)                              2,042,496       $16.91
-----------------------------------------------------------------------------

Options outstanding at June 30, 1998, have expiration dates ranging from July 1999 to October 2007.

Limited appreciation rights were outstanding covering 143,450 option shares. Limited appreciation rights are paid automatically in cash in lieu of other related options upon a change in control of the Company.

During fiscal year 1996, options for 460,000 shares of Cordants common stock were contingently granted to certain Howmet employees. Such options were granted at $17.75 per share (380,000) and $20.47 per share (80,000), the market prices on the dates of grant. At June 30, 1998, 390,000 shares of contingent options were outstanding. These options vest if Cordant acquires 100% of Howmet. Subsequent to the initial grant of those options, the participants were granted rights under an alternative plan whereby if Cordant does not acquire 100% of Howmet by December 31, 2001, each participant will vest in a dollar amount equal to the difference between the aggregate market value of all of the shares of Cordant common stock represented by the participants' stock option and the aggregate exercise price of all such options. Whether the executives vest in the Cordant options or vest in the alternative plan, the Company will record compensation expense for one but not both plans. Since vesting is assured under the alternative plan, Howmet is recording compensation expense related to that plan over the six-year vesting period ending December 13, 2001. In fiscal 1998, $4.6 million of compensation expense was charged against income.

Shares of common stock reserved for both outstanding and future grants of options and other stock-based awards at June 30, 1998 and 1997 were 3,798,342 and 4,114,680 shares, respectively.

On July 1, 1996, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method under APB Opinion No. 25 and, accordingly, does not recognize compensation cost. If the Company recognized compensation cost based on the fair value of the options granted at grant date, as prescribed by SFAS No. 123, net income and earnings per share on a pro forma basis would have been reduced approximately 2 percent in both 1998 and 1997.

Information regarding stock options outstanding and exercisable as of June 30, 1998, is as follows:

                                                       PRICE RANGE
                                        ---------------------------------------
                                          $5.84    $13.06    $19.31    $36.13
                                        TO $12.22 TO $17.75 TO $27.84 TO $45.59
-------------------------------------------------------------------------------
OPTIONS OUTSTANDING:
 NUMBER                                   678,868   803,133   362,095   198,400
 WEIGHTED AVERAGE EXERCISE PRICE            $9.12    $16.39    $19.92    $40.16
 WEIGHTED AVERAGE REMAINING CONTRACTUAL
  LIFE                                  4.4 YEARS 6.8 YEARS 8.1 YEARS 9.1 YEARS
OPTIONS EXERCISABLE:
 NUMBER                                   678,868   453,133   322,095     2,400
 WEIGHTED AVERAGE EXERCISE PRICE            $9.11    $15.34    $19.85    $36.13
-------------------------------------------------------------------------------

Certain Howmet employees have options to purchase a collective total of 4,410,500 of Howmet common stock. Virtually all of these options were granted in December 1997 with an exercise price of $15, the market price at that time. Such options will vest and become exercisable in 25 percent increments on January 1 of each year beginning in 1999. The options expire eight years after the date of grant. Most of this group of Howmet employees participate in a Stock Appreciation Rights (SARs) plan. The maximum per share value of the outstanding SARs is limited to the difference between $15 and the SARs' base price per share (generally $2). Howmet recorded approximately $20.7, $21.6 and $.9 million of expense related to the plan for the years ending June 30, 1998, 1997 and 1996 respectively.

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS

Under SFAS No. 107, "Fair Value Disclosures about Financial Instruments," the Company is required to disclose the fair value of financial instruments, including off-balance-sheet financial instruments, when fair value can be reasonably estimated. The following methods and assumptions were used in estimating fair values:

Cash and cash equivalents: The carrying amount approximates fair value.

RECEIVABLES: The fair value of receivables, due to the collection of certain receivables over an extended period, is based on the discounted value of expected future cash flows. The carrying amount approximates fair value.

SHORT-TERM AND LONG-TERM DEBT: The carrying value of short-term debt approximates fair value. The fair value of long-term debt is estimated based on the current borrowing rates for similar issues and also approximates the carrying amount.

OFF-BALANCE-SHEET INSTRUMENTS: The Company enters into forward exchange contracts as a hedge against currency fluctuations of certain foreign currency transactions. At June 30, 1998, the Company had contracts to buy various currencies with maturity dates ranging from July 1998 through January 1999. The total contract value of these transactions in U.S. dollars was $31.8 million, which approximates fair value. The fair value of these contracts was estimated based on June 30, 1998 foreign exchange rates obtained from dealers. Gains or losses arising from foreign exchange contracts offset foreign exchange gains or losses on underlying hedged commitments. The impact on the financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

The Company enters into forward exchange contracts with major dealers and does not require collateral. If a counterparty was not able to completely fulfill its contract obligations, the Company would incur a loss equal to the amount of any gain on the contract.

NOTE 21. OPERATIONS BY INDUSTRY SEGMENT

The Company and its subsidiaries design, develop, manufacture, and sell products classified in three industry segments.

The Propulsion Systems segment consists of solid rocket propulsion for NASA, the Department of Defense, and various commercial customers for space applications, as well as, gas generator and ordnance products, metal and composite components, and services relating to such systems.

The Fastening Systems segment consists of specialty fastening systems for a broad range of aerospace and industrial applications worldwide.

The Investment Castings segment provides products worldwide for both the aerospace and industrial gas turbine (IGT) markets.

The following table summarizes segment information:

(IN MILLIONS)                                       1998      1997    1996
-----------------------------------------------------------------------------
NET SALES
 PROPULSION SYSTEMS                                 $  655.9  $606.1  $651.1
 FASTENING SYSTEMS                                     354.1   284.0   238.4
 INVESTMENT CASTINGS/(3)/                              769.3
-----------------------------------------------------------------------------
CONSOLIDATED NET SALES                              $1,779.3  $890.1  $889.5
-----------------------------------------------------------------------------
SEGMENT OPERATING PROFIT (LOSS)
 PROPULSION SYSTEMS/(1)/                            $   78.8  $ 55.1  $ 77.1
 FASTENING SYSTEMS/(2)/                                 51.4    27.0    (6.3)
 INVESTMENT CASTINGS/(3)/                              104.4
-----------------------------------------------------------------------------
SEGMENT OPERATING PROFIT                               234.6    82.1    70.8
 EQUITY INCOME                                          15.6    30.5     4.5
 INTEREST INCOME                                        10.0    10.9    30.2
 INTEREST EXPENSE                                      (16.2)   (1.7)   (3.9)
 UNALLOCATED CORPORATE EXPENSE                         (18.7)   (6.5)   (9.0)
 OTHER, NET                                             (2.7)
-----------------------------------------------------------------------------
CONSOLIDATED INCOME BEFORE INCOME TAXES, MINORITY
 INTEREST, AND EXTRAORDINARY ITEM                   $  222.6  $115.3  $ 92.6
-----------------------------------------------------------------------------
TOTAL ASSETS
 PROPULSION SYSTEMS                                 $  316.0  $350.2  $384.6
 FASTENING SYSTEMS                                     517.2   247.5   242.7
 INVESTMENT CASTINGS/(3)//(4)/                       1,149.6
 CORPORATE                                              68.6   256.7   191.0
-----------------------------------------------------------------------------
CONSOLIDATED ASSETS                                 $2,051.4  $854.4  $818.3
-----------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION EXPENSE
 PROPULSION SYSTEMS                                     25.2    27.7    28.9
 FASTENING SYSTEMS                                      11.9    11.9    12.3
 INVESTMENT CASTINGS/(3)/                               37.9
 CORPORATE                                                .6      .6      .8
-----------------------------------------------------------------------------
CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE  $   75.6  $ 40.2  $ 42.0
-----------------------------------------------------------------------------
CAPITAL EXPENDITURES
 PROPULSION SYSTEMS                                     10.6    10.4    17.2
 FASTENING SYSTEMS                                       7.8    15.1    11.2
 INVESTMENT CASTINGS/(3)/                               50.9
 CORPORATE                                               3.5     7.6      .7
-----------------------------------------------------------------------------
CONSOLIDATED CAPITAL EXPENDITURES                   $   72.8  $ 33.1  $ 29.1
-----------------------------------------------------------------------------

/(1)/Propulsion systems income in 1997 included a $1.3 million restructuring reserve release.
/(2)/Fastening systems income in 1997 included a $.9 million restructuring reserve release, and 1996 included a $5.9 million restructuring charge and $12.2 million of inventory charges.
/(3)/Consolidation of Investment castings began in December 1997.
/(4)/Excludes $726.9 million related to Restricted Trust (See Note 6).

A proportionate share of Corporate general and administrative expense is allocated and reimbursed through propulsion systems contracts. Intersegment sales are not significant.

Corporate assets consist principally of cash and cash equivalents; income tax receivable; property, plant, and equipment; and other noncurrent assets.

Net sales under government contracts and subcontracts amounted to $656.9, $543.7, and $618.4 million for 1998, 1997, and 1996, respectively. The sales as a percentage of consolidated net sales were 37, 61, and 70 percent for 1998, 1997, and 1996, respectively. No other customer had sales greater than 10 percent of the consolidated total.

NOTE 22. GEOGRAPHIC INFORMATION

The Company is a multinational entity with operating subsidiaries in three geographic regions: North America (including the United States and Canada), Europe (including France and the United Kingdom) and the Pacific Rim (including Japan, Taiwan, and Australia). Intercompany transfers between geographic areas are not significant. In computing earnings from operations for subsidiaries outside of the United States, no allocations of general corporate expenses have been made. Allocated identifiable assets exclude the $726.9 million Restricted Trust (See Note 6. Restricted Trust and Related Pechiney Notes Payable).


                                 YEAR ENDED JUNE 30

(IN MILLIONS)                    1998    1997   1996
------------------------------------------------------
NET SALES
 NORTH AMERICA                 $1,556.4 $821.3 $827.6
 EUROPE                           203.6   48.1   43.1
 ASIA                              19.3   20.7   18.8
------------------------------------------------------
CONSOLIDATED NET SALES         $1,779.3 $890.1 $889.5
------------------------------------------------------
OPERATING PROFIT (LOSS)
 NORTH AMERICA                 $  197.6 $ 72.8 $ 69.9
 EUROPE                            18.2    2.2   (8.7)
 ASIA                                .1     .6     .6
------------------------------------------------------
CONSOLIDATED OPERATING PROFIT  $  215.9 $ 75.6 $ 61.8
------------------------------------------------------
TOTAL ASSETS
 NORTH AMERICA                 $1,770.0 $807.8 $767.2
 EUROPE                           269.6   32.7   38.3
 ASIA                              11.8   13.9   12.8
------------------------------------------------------
CONSOLIDATED ASSETS            $2,051.4 $854.4 $818.3
------------------------------------------------------

Sales to unaffiliated customers include export sales of $254 million for 1998. Export sales of domestic operations, included in total export sales, were $198.2 million. In 1998, approximately 54% of export sales of domestic operations were to Western Europe, approximately 22% were to Canada and approximately 21% were to the Far East. Export sales in 1997 and 1996 were $22.3 and $10.4 million, respectively.

NOTE 23. QUARTERLY FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                     FISCAL YEAR 1998
                                                    THREE MONTHS ENDED
                                            ---------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)        JUNE 30 MARCH 31 DEC. 31 SEPT. 30
-----------------------------------------------------------------------------
NET SALES                                   $628.6   $562.7  $350.3   $237.7
GROSS PROFIT                                 147.8    136.0    79.3     48.3
INCOME BEFORE EXTRAORDINARY ITEM(/1/)         41.1     32.8    23.5     28.6
NET INCOME(/1/)                               41.1     32.8    16.4     28.6
INCOME PER SHARE BEFORE EXTRAORDINARY ITEM    1.09      .87     .62      .76
NET INCOME PER SHARE(/1/)                     1.09      .87     .43      .76
CASH DIVIDENDS PAID PER SHARE(/3/)             .10      .10     .10      .10
MARKET PRICE(/3/)
 HIGH                                        55.75    50.13   47.25    44.13
 LOW                                         44.50    39.53   39.88    33.88
-----------------------------------------------------------------------------

                                               FISCAL YEAR 1997
                                              THREE MONTHS ENDED
                                      ---------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)  JUNE 30 MARCH 31 DEC. 31 SEPT. 30
-----------------------------------------------------------------------
NET SALES                             $255.6   $226.5  $210.0   $198.0
GROSS PROFIT                            45.5     42.2    44.4     34.3
NET INCOME/(2)/                         23.7     20.8    18.7     19.2
NET INCOME PER SHARE/(2)/               1.26     1.12    1.00     1.03
CASH DIVIDENDS PAID PER SHARE/(3)/       .10     .085    .085     .085
MARKET PRICE/(3)/
 HIGH                                  38.13    30.44   23.69    23.44
 LOW                                   27.44    22.25   20.63    17.32
-----------------------------------------------------------------------

/(1)/The second quarter of 1998 included an extraordinary loss for Howmet debt refinancing of $7.1 million or $.19 per share. The third quarter in 1998 included the recognition of interest income related to income tax refunds of $1.4 million and a $2.6 million tax credit ($3.5 million after tax or $.09 per share).
/(2)/The first quarter of 1997 included the recognition of interest income related to income taxes of $7 million and a $3 million tax credit ($7.3 million or $.39 per share after-tax). The third and fourth quarters of 1997 included recognition of interest income related to income tax refunds of $.8 million and $.9 million ($.5 million and $.6 million or $.03 per share after tax each quarter), respectively.
/(3)/All per share data has been adjusted for the 2 for 1 stock split that was paid on March 13, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

On May 5, 1998, Thiokol Corporation announced effective immediately the change of its corporate name to Cordant Technologies Inc. (the Company or Cordant). The Company's three business segments will retain their present names (Thiokol Propulsion, Huck International, Inc., and Howmet International Inc.) and are referred to as a part of Cordant Technologies.

The Company increased its ownership in Howmet from 49 percent to 62 percent on December 2, 1997. Accordingly, beginning in December, Howmet's earnings, cash flows, and its balance sheet have been consolidated with the Company's. As a result, the twelve months of operating results for the current year include five months of Howmet earnings reported under the equity method and seven months of Howmet earnings on a consolidated basis. Minority interest in income and equity is also reported for the 38 percent of Howmet the Company does not own. Due to the consolidation of Howmet in the Company's financial statements, comparison of financial information for the respective periods is difficult and may not be relevant. In order to facilitate an understanding of the Company's data, separate Howmet comparative data and analysis have been included below for the respective periods being reported. On June 11, 1998, the Company acquired Jacobson Manufacturing Company Inc. for $273.6 million. Operating income for Jacobson from June 11 through June 30 was approximately $1 million and is included in the consolidated results of the Company within the fastening systems segment.

The Company has adopted FASB statement 128 "Earnings per Share," discussed in the notes to the financial statements above. All of the following discussion reflects diluted earnings per share, which approximates the primary earnings per share method previously reported by the Company. All earnings per share amounts, number of shares, stock option data and market prices of the Company's common stock have been restated and adjusted for the two-for-one stock dividend on March 13, 1998.

RESULTS OF OPERATIONS

Income before extraordinary item for the fiscal year ended June 30, 1998 was $126 million or $3.34 per share, an increase of 53 percent compared to $82.4 million or $2.21 per share last year. Net income for fiscal year ended June 30, 1998 was $118.9 million, or $3.15 per share. The current year included an extraordinary charge of $7.1 million or $.19 per share, net of income taxes and minority interest, related to the Howmet debt refinancing to take advantage of favorable interest rates. Net income for fiscal 1998 also included tax interest income and tax refunds of $3.5 million or $.09 per share. Net income for fiscal 1997 included income tax refunds and interest on the refunds and restructuring credits totaling $9.7 million or $.52 per share.

SUMMARY UNAUDITED FINANCIAL INFORMATION FOR THE 12 MONTHS ENDED JUNE 30, 1998
FOLLOWS:

                                                             DOLLAR  PERCENT
(IN MILLIONS EXCEPT PER SHARE DATA)        1998      1997    CHANGE  CHANGE
----------------------------------------------------------------------------
SALES
PROPULSION SYSTEMS                         $  655.9  $606.1  $ 49.8      8
FASTENING SYSTEMS                             354.1   284.0    70.1     25
INVESTMENT CASTINGS                           769.3           769.3
----------------------------------------------------------------------------
  TOTAL SALES                              $1,779.3  $890.1  $889.2    100
----------------------------------------------------------------------------
OPERATING INCOME
PROPULSION SYSTEMS                         $   78.8  $ 55.1  $ 23.7     43
FASTENING SYSTEMS                              51.4    27.0    24.4     90
INVESTMENT CASTINGS                           104.4           104.4
UNALLOCATED CORPORATE EXPENSE                 (18.7)   (6.5)  (12.2)  (188)
----------------------------------------------------------------------------
  TOTAL OPERATING INCOME                      215.9    75.6   140.3    186
EQUITY INCOME OF AFFILIATES                    15.6    30.5   (14.9)   (49)
INTEREST INCOME                                10.0    10.9     (.9)    (8)
INTEREST EXPENSE                              (16.2)   (1.7)  (14.5)  (853)
OTHER, NET                                     (2.7)           (2.7)
INCOME TAXES                                  (76.1)  (32.9)  (43.2)  (131)
----------------------------------------------------------------------------
INCOME BEFORE MINORITY INTEREST AND EX-
 TRAORDINARY ITEM                             146.5    82.4    64.1     78
MINORITY INTEREST                             (20.5)          (20.5)
----------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM              126.0    82.4    43.6     53
EXTRAORDINARY ITEM--LOSS ON EARLY RETIRE-
 MENT OF DEBT                                  (7.1)           (7.1)
----------------------------------------------------------------------------
NET INCOME                                 $  118.9  $ 82.4  $ 36.5     44
----------------------------------------------------------------------------
PER DILUTED SHARE:
 INCOME BEFORE EXTRAORDINARY ITEM:         $   3.34  $ 2.21  $ 1.13     51
 NET INCOME:                               $   3.15  $ 2.21  $  .94     43
----------------------------------------------------------------------------

BUSINESS SEGMENT SALES AND INCOME FOR THE YEAR

PROPULSION SYSTEMS

Propulsion systems sales increased 8 percent compared to last year. The higher sales were due to advanced materials purchased, which increases sales for the Space Shuttle Reusable Solid Rocket Motor (RSRM) Buy III and Buy IV programs, increased commercial launch motor revenues, and higher Missile Defense program activity.

Thiokol Propulsion systems operating income increased 43 percent from the prior year. The higher income was due to increased sales, higher margins in the commercial launch motor program, and reduced corporate overhead allocations due to the allocation of overhead to Howmet starting in December 1997 when it became a consolidated subsidiary.

FASTENING SYSTEMS

Fastening systems sales and operating income increased 25 and 90 percent, respectively, over the prior year, reflecting continued strength in both commercial aircraft and industrial markets. This was the second consecutive year of record sales and income for fastening systems. Commercial aerospace sales were up $49.2 million, while industrial sales increased $20.9 million over fiscal 1997. Operating income, which increased $24.4 million over the prior year, benefited from the higher sales as well as continuing cost control initiatives and more efficient manufacturing practices. The improved operating efficiency was reflected in operating margins, which were higher in each successive quarter in fiscal year 1998. For the year, margins were 14.5 percent compared to 9.5 percent in the prior year.

Fastening Systems book-to-bill ratios, which are orders divided by shipments, for the twelve months ended June 30, were as follows:

            1998 1997
---------------------
AEROSPACE   1.09 1.32
INDUSTRIAL  1.03 1.05
---------------------
TOTAL       1.07 1.18
---------------------

INVESTMENT CASTINGS

On December 2, 1997, the Company purchased an additional 13 percent of Howmet common stock for $183.8 million, increasing the Company's ownership percentage to 62 percent. Fiscal year 1998 includes consolidated Howmet results for seven months at 62 percent and Howmet equity income at 49 percent for five months. The following unaudited information summarizes Howmet's results, including the 38 percent minority share, before consolidation for the twelve months ended June 30:

                                                    DOLLAR PERCENT
(IN MILLIONS)                       1998     1997   CHANGE CHANGE
------------------------------------------------------------------
NET SALES                         $1,279.3 $1,205.0  74.3      6
COST OF GOODS SOLD                   946.8    902.7  44.1      5
GROSS PROFIT                         332.5    302.3  30.2     10
OPERATING INCOME                     166.1    138.3  27.8     20
INCOME BEFORE EXTRAORDINARY ITEM      85.7     57.1  28.6     50
NET INCOME                        $   73.4 $   57.1  16.3     29
------------------------------------------------------------------

Following is a reconciliation of Howmet's contribution to the Company's income for the twelve months ended June 30:

(IN MILLIONS)                                         1998   1997
-------------------------------------------------------------------
HOWMET INCOME BEFORE EXTRAORDINARY ITEM               $85.7  $57.1
LESS PREFERRED PAID-IN-KIND DIVIDEND                   (5.3)  (4.9)
-------------------------------------------------------------------
INCOME AVAILABLE TO COMMON SHAREHOLDERS                80.4   52.2
-------------------------------------------------------------------
COMPANY'S INTEREST IN HOWMET INCOME                    46.4   25.6
ADD PREFERRED PAID-IN-KIND DIVIDEND                     5.3    4.9
-------------------------------------------------------------------
HOWMET'S CONTRIBUTION TO THE COMPANY'S INCOME BEFORE
 EXTRAORDINARY ITEM                                   $51.7  $30.5
-------------------------------------------------------------------

Howmet's sales for the twelve months ended June 30, 1998, increased $130.5 million or 11.5 percent on a comparable basis with the prior year, adjusting for the sale of the lower margin refurbishment business. The sales increase came from both the aerospace and industrial gas turbine (IGT) markets. Howmet's fiscal 1997 sales included an additional $9.7 million in revenue from a pricing adjustment with a customer that was not repeated in fiscal 1998 and is not expected to recur in the future.

Howmet's earnings before extraordinary item were $85.7 million for fiscal 1998, an increase of 50 percent from $57.1 million in the prior year's period. Income benefited from higher sales volume, improved operating performance, a 39 percent reduction of interest expense, and a lower effective tax rate. Howmet's current period results include an extraordinary charge of $12.3 million, net of taxes, for debt refinancing to take advantage of favorable interest rates and to eliminate certain restrictive covenants. Howmet's twelve-month earnings were reduced by $5.8 million after-tax for initial public offering (IPO) expenses and a one-time incremental stock appreciation rights accrual recorded as a result of the IPO. Also affecting comparability between the two years was an additional $6.5 million warranty expense charge in fiscal 1998. The prior year included an after-tax $5.8 million benefit from the pricing adjustment mentioned above.

INCOME TAXES AND GENERAL AND ADMINISTRATIVE EXPENSE

In fiscal 1998, the Company had an effective income tax rate before extraordinary item of 34.2 percent, compared with 28.5 percent for the prior year. The current year higher rate is due primarily from consolidating Howmet, whose effective tax rate since December 2, 1997 has been 41 percent. In addition, Cordant must continue to accrue tax at a 7 percent rate on its share of Howmet net income. The Company's effective income tax rate would have been higher if not for a reduced rate resulting from a United States tax benefit related to a reorganization of investments in certain overseas operations, from the recognition of certain tax refunds, and from the return to tax profitability of certain European operations enabling the use of tax loss carry-forward amounts.

General and administrative expense for fiscal 1998 increased 112 percent or $90 million compared to the prior year. The increase was attributable to the consolidation of Howmet, which had general and administrative expenses of $85.2 million. Goodwill amortization increased $2.3 million due to the purchase of an additional 13 percent of Howmet in December. General Corporate expenses were approximately the same in fiscal 1998 and 1997. Fastening Segment administrative expenses increased slightly. Interest expense increased $14.5 million due to consolidating Howmet's results as well as the increased debt levels associated with the additional purchase of 13 percent of Howmet common stock and the Jacobson Manufacturing acquisition.

SELECTED UNAUDITED FINANCIAL DATA

For the Twelve Months Ended June 30:


                                         1998                    1997
------------------------------------------------------------------------
(IN MILLIONS)                   CORDANT  HOWMET (b) CONSOLIDATED CORDANT
------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                     $146.5     $ 61.6      $208.1    $114.1
CAPITAL EXPENDITURES             (21.9)     (50.9)      (72.8)    (33.1)
DIVIDENDS                        (14.6)                 (14.6)    (13.2)
------------------------------------------------------------------------
  FREE CASH FLOW                $110.0     $ 10.7      $120.7    $ 67.8
------------------------------------------------------------------------
TOTAL DEBT(a)                   $333.3     $172.9      $506.2    $ 24.6
LESS CASH & CASH EQUIVALENTS       7.3       10.1        17.4      51.4
------------------------------------------------------------------------
  NET DEBT (CASH) POSITION      $326.0     $162.8      $488.8    $(26.8)
------------------------------------------------------------------------
(a) Excludes Pechiney note payable.
(b) Howmet's results since December 2, 1997.

FISCAL 1998 FOURTH QUARTER RESULTS

Summary unaudited financial information for the three months ended June 30 follows:

(IN MILLIONS EXCEPT PER SHARE                     DOLLAR  PERCENT
DATA)                              1998    1997   CHANGE  CHANGE
-----------------------------------------------------------------
SALES
PROPULSION SYSTEMS                $192.2  $173.8  $ 18.4      11
FASTENING SYSTEMS                  100.7    81.8    18.9      23
INVESTMENT CASTINGS                335.7           335.7
-----------------------------------------------------------------
  TOTAL SALES                     $628.6  $255.6  $373.0     146
-----------------------------------------------------------------
OPERATING INCOME
PROPULSION SYSTEMS                $ 22.9  $ 10.8  $ 12.1     112
FASTENING SYSTEMS                   16.7    10.6     6.1      58
INVESTMENT CASTINGS                 48.8            48.8
UNALLOCATED CORPORATE EXPENSE       (6.6)   (1.6)   (5.0)   (313)
-----------------------------------------------------------------
  TOTAL OPERATING INCOME            81.8    19.8    62.0     313
-----------------------------------------------------------------
EQUITY INCOME OF AFFILIATES                 11.7   (11.7)   (100)
INTEREST INCOME                      3.8     1.7     2.1     124
INTEREST EXPENSE                    (6.9)    (.2)   (6.7) (3,350)
OTHER, NET                           (.3)            (.3)
INCOME TAXES                       (27.4)   (9.3)  (18.1)   (195)
-----------------------------------------------------------------
  INCOME BEFORE MINORITY INTEREST   51.0    23.7    27.3     115
MINORITY INTEREST                   (9.9)           (9.9)
-----------------------------------------------------------------
  NET INCOME                      $ 41.1  $ 23.7  $ 17.4      73
-----------------------------------------------------------------
NET INCOME PER DILUTED SHARE:     $ 1.09  $  .63  $  .46      73

The increased sales and income for the fourth quarter ended June 30, 1998, were due primarily to the consolidation of Howmet; however, excluding the increase due to consolidating Howmet, sales increased 15 percent, and operating income increased 67 percent from the prior year.

Propulsion systems sales increased 11 percent compared to the prior year's quarter. The higher sales were due to advanced materials purchased for the RSRM Buy III and Buy IV programs, increased commercial launch motor revenues, and higher missile defense program activity. Operating income increased 112 percent from the prior year period. The higher income was due to increased sales, higher margins in the commercial launch motor program, and reduced corporate overhead allocations due to increased ownership in Howmet. Propulsion systems margins increased to 11.9 percent for the quarter compared to 6.2 percent in the prior year period primarily because of reduced corporate overhead allocation and program efficiencies.

Fastening systems sales and income increased due to higher sales in both the aerospace and industrial markets. Aerospace sales and income increased $10.6 million and $2.3 million, respectively, while industrial sales and income increased $8.3 million and $3.8 million, respectively. The growth in income was due to higher sales and continued emphasis on cost reduction that resulted in improved margins. Fastening systems margins improved to 16.6 percent for the quarter compared to 13 percent for the prior year period.

Fastening Systems book-to-bill ratios, which are orders divided by shipments, for the quarter ended June 30, were as follows:

            1998 1997
---------------------
AEROSPACE   .89  1.36
INDUSTRIAL  .98  1.04
---------------------
TOTAL       .93  1.21
---------------------

On December 2, 1997, the Company purchased an additional 13 percent of Howmet common stock, increasing the Company's ownership percentage to 62 percent. The current quarter includes consolidated Howmet results. The following unaudited information summarizes Howmet's results, including the 38 percent minority share, before consolidation for the three months ended June 30:

                                  DOLLAR PERCENT
(IN MILLIONS)        1998   1997  CHANGE CHANGE
------------------------------------------------
NET SALES           $335.7 $330.4   5.3      2
COST OF GOODS SOLD   247.4  240.0   7.4      3
GROSS PROFIT          88.3   90.4  (3.3)    (4)
OPERATING INCOME      49.8   47.2   2.6      6
NET INCOME          $ 27.4 $ 22.6   4.8     21
------------------------------------------------

Following is a reconciliation of Howmet's contribution to the Company's income for the three months ended June 30:

(IN MILLIONS)                                  1998   1997
------------------------------------------------------------
HOWMET NET INCOME                              $27.4  $22.6
LESS PREFERRED PAID-IN-KIND DIVIDEND            (1.4)  (1.3)
------------------------------------------------------------
INCOME AVAILABLE TO COMMON SHAREHOLDERS         26.0   21.3
------------------------------------------------------------
COMPANY'S INTEREST IN HOWMET INCOME             16.1   10.4
ADD PREFERRED PAID-IN-KIND DIVIDEND              1.4    1.3
------------------------------------------------------------
HOWMET'S CONTRIBUTION TO THE COMPANY'S INCOME  $17.5  $11.7
------------------------------------------------------------

Howmet's sales for the current quarter increased $25.5 million or 8 percent on a comparable basis with the prior year period, adjusting for the sale of the lower margin refurbishment business. The sales increase came from both the aerospace and IGT markets. Also affecting second quarter comparability is $6.3 million of additional revenue in fiscal 1997 from a pricing adjustment with a customer that was not repeated in 1998 and is not expected to recur in the future.

Howmet's net income increased $4.8 million or 21 percent over the prior year's quarter. The prior year's quarter benefited from the $6.3 million ($3.8 million after tax) of additional revenue described above which had no associated costs. Interest expense decreased by $5.3 million ($3.2 million after tax) or 60 percent over the prior year's quarter due to significantly lower debt levels and the lower interest expense due to the debt refinancing.

INCOME TAXES AND GENERAL AND ADMINISTRATIVE EXPENSES

The Company's effective income tax rate for the fourth fiscal quarter was 35 percent compared with 28 percent in last year's quarter. The current quarter's higher rate is due primarily from consolidating Howmet, whose effective rate was 40 percent. In addition, Cordant must continue to accrue tax at a 7 percent rate on its share of Howmet's net income. The Company's effective income tax rate would have been higher if not for a reduced rate resulting from a United States tax benefit related to a reorganization of investments in certain overseas operations, from the recognition of certain tax refunds, and from the return to tax profitability of certain European operations enabling the use of tax loss carry-forward amounts.

General and administrative expense for the quarter increased 162 percent or $35 million compared to the prior year's quarter. The increase was attributable to the consolidation of Howmet, which had general and administrative expenses of $33 million. Goodwill amortization increased $1 million due to the purchase of an additional 13 percent of Howmet common stock. Interest expense increased due to increased debt levels related to borrowings to finance the additional 13 percent increase in Howmet stock and from consolidating Howmet's interest expense.

SELECTED FINANCIAL DATA

For the Quarter Ended June 30:

                                  1998              1997 (a)
                       ---------------------------- --------
(IN MILLIONS)          CORDANT HOWMET  CONSOLIDATED CORDANT
------------------------------------------------------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES   $64.7  $ 41.4     $106.1     $33.8
CAPITAL EXPENDITURES     (7.6)  (19.2)     (26.8)     (6.2)
DIVIDENDS                (3.7)              (3.7)     (3.8)
------------------------------------------------------------
  FREE CASH FLOW        $53.4  $ 22.2     $ 75.6     $23.8
------------------------------------------------------------

(a) Howmet was not consolidated until December 1997.

RESULTS OF OPERATIONS FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

Net income for 1997 was $82.4 million or $2.21 per share, an increase of 40 percent compared to $58.3 million or $1.57 in 1996. Net income for 1996 included recognition of $21.3 million after-tax ($.57 per share) of income related to income taxes and after-tax fastening systems charges of $8.5 million ($.23 per share) for inventory and $5.9 million for restructuring ($.16 per share). Net income for 1997 included after-tax income related to income tax refunds and interest on the refunds and restructuring credits totaling $9.7 million after-tax or $.26 per share.

Summary unaudited financial information for the twelve months ended June 30, 1997 follows: (in millions except per share data)

                                               DOLLAR
                                1997    1996   CHANGE  PERCENT
--------------------------------------------------------------
SALES
PROPULSION SYSTEMS             $606.1  $651.1  $(45.0)    (7)
FASTENING SYSTEMS               284.0   238.4    45.6     19
--------------------------------------------------------------
  TOTAL SALES                  $890.1  $889.5  $   .6
--------------------------------------------------------------
OPERATING INCOME
PROPULSION SYSTEMS             $ 55.1  $ 77.1  $(22.0)   (29)
FASTENING SYSTEMS                27.0    (6.3)   33.3
UNALLOCATED CORPORATE EXPENSE    (6.5)   (9.0)    2.5     28
--------------------------------------------------------------
  TOTAL OPERATING INCOME         75.6    61.8    13.8     22
EQUITY INCOME, HOWMET            30.5     4.5    26.0    578
INTEREST INCOME                  10.9    30.2   (19.3)   (64)
INTEREST EXPENSE                 (1.7)   (3.9)    2.2     56
INCOME TAXES                    (32.9)  (34.3)    1.4      4
--------------------------------------------------------------
  NET INCOME                   $ 82.4  $ 58.3  $ 24.1     41
--------------------------------------------------------------
NET INCOME PER DILUTED SHARE:  $ 2.21  $ 1.57  $  .64     41
--------------------------------------------------------------


Business Segment Sales and Income For 1997 versus 1996

Propulsion systems sales declined in 1997 compared to 1996 due to defense sales being down $60 million partially offset by an increase in space programs of $15 million.

Propulsion systems income was down $22 million compared to 1996 as a result of completion of the shuttle processing contract in 1996, reduced margins on the RSRM contract, and additional start-up and warranty costs on commercial launch motors. Defense-related programs income declined $11.2 million due to lower activity as a result of reduced government spending, completion of several defense programs during fiscal year 1996, and closure of two government-owned contractor-operated (GOCO) plants.

Fastening systems sales and income in 1997 increased $45.6 million and $33.3 million, respectively, over 1996. Commercial aerospace sales were up $38.9 million. The increase in sales provided a corresponding increase in income. Cost reductions due to plant closures and consolidations, and relocation of the subsidiary headquarters also contributed to income. Pre-tax income in 1997 benefited $.8 million from the reversal of excess restructuring reserves versus the 1996 $18.1 million pre-tax charges for inventory and restructuring. Excluding both non-recurring items, 1997 income increased 121 percent. Fastening systems margins increased to 9.2 percent in 1997 from 5 percent in 1996 excluding unusual items.

Net income for 1997 included $28.3 million or $.76 per share from the Company's investment in Howmet.

Also affecting income was a 28.5 percent effective tax rate for 1997 compared to 37 percent for 1996, reflecting the lower 7 percent tax rate on higher equity income from Howmet.

Excluding unusual items in both years, net income in the current year increased by 40 percent or $.56 per share.

General and administrative expense for 1997 increased 15 percent or $10.7 million compared to 1996. General Corporate expense increased $7.7 million while selling and administrative costs increased $3 million in the fastening systems segment. Interest expense decreased $2.2 million as a result of the reduction in short-term debt.

RESTRUCTURING AND IMPAIRMENT DURING 1996

As a result of a comprehensive review of the Company's operating performance in Europe, a pre-tax restructuring charge of $5.9 million was recognized in the second quarter of 1996 relating to the anticipated shutdown of the fastening system's Germany operations. During the third quarter of fiscal year 1996, the Company notified the 82 affected employees of the Germany plant shutdown. The charge included $3.6 million of employee severance expense and $1.7 million write down of long-lived assets.

During the 1993-1994 defense industry downturn, pricing pressures required the Company to review operations and reduce operating costs to remain competitive. During the third quarter of 1995, the Board of Directors determined a consolidation of the Company's manufacturing facilities and associated write-down of assets was required. The Company recorded a $61.4 million pre-tax defense systems restructuring and related impairment charge including a $20 million write down for impaired long-lived assets and a $23.6 million write down of goodwill. Fair value of goodwill and fixed asset write-downs was determined by estimating discounted cash flows from future defense and non-shuttle vehicle operations. Also included was an estimated restructuring loss of $10.5 million on the disposition of fixed assets from two manufacturing facilities (Huntsville and Omneco), and a $7.3 million cash restructuring charge for costs related to the facility closures including $2.3 million of employee severance costs. The restructuring included 360 employee terminations. Fair value of the Huntsville and Omneco assets was based on estimated cash proceeds from asset sales net of the costs of disposal. During the second quarter of 1997, the restructuring was substantially completed and excess reserves from both programs were closed and credited to income. The propulsion and the fastening systems segments recognized $1.4 million and $.8 million in income, respectively. The restructuring plan included charges for certain issues that have not currently been resolved and the Company believes remaining reserves will be adequate to cover future costs.

A summary of restructuring reserve activity by program follows:

                                         U.S.   GERMANY
                                        PLANTS   PLANT
(IN MILLIONS)                          SHUTDOWN SHUTDOWN TOTAL
----------------------------------------------------------------
RESERVE BALANCE AT MARCH 31, 1995       $17.8            $ 17.8
REDUCTIONS (NONCASH)                      (.5)              (.5)
PAYMENTS MADE                             (.3)              (.3)
----------------------------------------------------------------
BALANCE AT JUNE 30, 1995                 17.0              17.0
FASTENING SYSTEMS RESTRUCTURING                  $ 5.9      5.9
REDUCTIONS (NONCASH)                     (8.7)    (2.3)   (11.0)
PAYMENTS MADE                             (.9)              (.9)
----------------------------------------------------------------
BALANCE AT JUNE 30, 1996                  7.4      3.6     11.0
REDUCTIONS (NONCASH)                     (5.2)    (2.8)    (8.0)
PAYMENTS MADE                             (.8)              (.8)
----------------------------------------------------------------
FISCAL YEAR 1997 RESTRUCTURING CREDIT   $ 1.4    $  .8   $  2.2
----------------------------------------------------------------

The Company has successfully negotiated with the government for recovery of certain of these costs. The Company estimates approximately $9 million to be recognized in Company profits during fiscal year 1998 through fiscal year 2000.

EQUITY INVESTMENT IN HOWMET

In December 1995 the Company purchased 49 percent of Howmet Corporation. The Company's 1997 results include equity income of $30.5 million, reflecting a full year of Howmet ownership compared to $4.5 million of equity income for the 28 weeks of Company ownership in 1996. Howmet experienced an 18.5 percent increase in sales for the 12 months ended June 30, 1997, compared to the same period in the prior year, reflecting an increased demand in the commercial aerospace market and continued strength in the industrial gas turbine market. Howmet's income increased in 1997 due to: sales increasing 18.5 percent, additional revenue of $9.7 million from the finalization of a pricing adjustment with a major customer, fixed cost containment, variable cost reduction, and other operational improvements, a lower effective tax rate of 44 percent in 1997 compared to 60 percent in 1996, and lower interest expense due to lower debt and lower interest rates in 1997 compared to 1996. Partially offsetting the above increases were additional stock appreciation rights expense of $20.7 million recorded in 1997 versus 1996.

FUTURE OPERATIONS/BUSINESS ENVIRONMENT

The Company operates its largest business segment, investment castings, through its Howmet subsidiary. Howmet manufactures precision investment castings for the jet aircraft and IGT markets. Demand for this segment's products is affected primarily by trends in the commercial aviation and IGT markets, which currently are favorable. Based on the anticipated continued strength of these markets and other opportunities, management expects sales to increase in the upcoming year.

Sales to the aero engine market represent approximately 51% of Howmet's total sales and is comprised of components for new aircraft and for aftermarket replacement. Demand in this market is expected to remain strong and to be the net result of three key factors. Aftermarket production, now approximately half of Howmet's aero output, is expected to grow both in amount and as a percentage of total sales. The expectation of such growth is driven by the fact that commercial aircraft (50 passenger and larger) in service have now surpassed 12,000 aircraft and are projected to grow to 17,000 by 2007. A second factor affecting the demand for Howmet's aero castings is the shift by engine OEM's toward the technologically advanced directional solidification (DS) and single crystal (SC) airfoils for which Howmet is a demonstrated market leader. A third factor in estimating aero sales is the anticipated decline in new aircraft production. While the timing is uncertain, the consensus among industry analysts is that a downturn may occur in 2000. Management expects the strength of aftermarket sales, combined with the trend to use the most technologically advanced components, to more than offset the adverse effects of the anticipated decline in new aircraft production. These anticipated developments, along with several recently received major, long-term contracts, are expected to result in demand which exceeds existing capacity for DS and SC airfoils. In response to this demand, in the fourth quarter of calendar 1998, Howmet will begin construction of a new aero-airfoil plant dedicated to the high-volume production of DS and SC airfoils. The plant will be a 120,000 square-foot facility. It will initially have the capacity to produce $60 million in annual revenue and will require an investment of $40 million. The plant design will allow for future expansion to produce $100 million in annual revenue.

Sales to the IGT market represent approximately 32% of investment casting sales. Howmet holds a majority share of the market for IGT castings, and anticipates growing demand both for OEM sales and for aftermarket replacement parts. The anticipated increase in aftermarket sales is expected to be driven by an aging and growing installed base of engines. A recent surge of IGT orders has caused Howmet to accelerate plans to expand IGT casting capacity at three of its existing plants. The expansions will be principally for DS and SC components.

In addition to the aforementioned expansions, Howmet invested $12 million in 1997 and 1998 to expand its coating capabilities, and during 1998 and 1999, Howmet will invest $15 million to build a new plant in Montreal, Canada, which will be the largest and most technologically advanced facility dedicated to the production of aluminum castings.

The Propulsion systems segment produces high-technology solid propellant motors for space and defense applications. Production of and services for the RSRM represented 22 percent of 1998 consolidated sales and 24 percent of consolidated operating income. The current contract with NASA extends the Company's production of the RSRM through fiscal year 2001. The Company's proposal for the RSRM Buy IV contract was submitted to NASA in April 1998. The Buy IV Request for Proposal baseline requests 35 flight sets, or 70 motors, and three flight support motors with contract completion expected in 2004. Motor deliveries and periods of performance may change in negotiations. Currently, the Company anticipates follow-on contracts for RSRM motors through the life of the Space Shuttle Program. The contract type is anticipated to be a cost-plus-incentive/award-fee, similar to the current Buy III structure. NASA has provided the Company with long lead material procurement authorization to support a Buy IV production start in September 1998. The contract is subject to annual Congressional funding.

RSRM Buy III contract incentives to reduce costs over the life of the contract should result in higher incentive fees in the future based on actual and anticipated contract cost performance. Cost management award fees of $109.8 million have been recognized on the current RSRM Buy III contract. Realization of such fees is reasonably expected based on actual and anticipated contract cost performance. However, all of the cost management award fees remain at risk until completion of the current contract and final NASA review. Unanticipated program problems, which erode cost management performance, could cause some or all of the recognized cost management award fees to be reversed and would be offset against receivable amounts from the government or be directly reimbursed to the government. Circumstances that could erode cost management performance include, but are not limited to: a failure of a Company supplied component; performance problems with the RSRM leading to a major redesign and/or requalification effort; manufacturing problems, including supplier problems, that could result in RSRM production interruptions or delays; and, major safety incidents.

The level of United States Government funding of space programs including the Space Station may impact the Space Shuttle launch schedule. The availability of Space Station hardware to meet the current schedule may also impact future launch rates and RSRM production. Presently, there have been no production schedule changes from NASA. Significant reductions in the launch schedule would lower the Company's production rates and reduce related revenue and profits to the Company. The Company participates in the commercial satellite launch business through the Castor(R) and Star(TM) series of motors. This business is projected to grow during the next year.

The Company expects its defense sales and income to stabilize over the next 18 months. Generally the industry is characterized by significant over capacity. Decreased defense spending has created a highly competitive pricing environment for tactical programs and has reduced margins on existing programs and new program opportunities. Thiokol Propulsion's selection as the propulsion team leader in the Air Force's Minuteman program is expected to be worth over $1 billion in sales over the next 10-15 years. The primary production phase of this program is not expected to begin until the year 2001, at which time there is expected to be an increase in sales.

The fastening systems segment operates in both aerospace and industrial markets. The aerospace segment is greatly influenced by commercial aircraft build schedules that have increased significantly over the last two years but are anticipated to decrease slightly beginning in fiscal year 1999. Military aircraft spending is expected to continue at low production levels. As a result of efficient manufacturing initiatives and other cost control efforts, the recent growth in operating margins is expected to continue.

The fastening system's industrial product lines saw substantial growth in sales and income in 1998. This increase was due primarily to the strong heavy-duty truck/trailer market, which continues at near record levels. Along with the strong heavy-duty truck market, fastening systems are expected to continue to gain new applications in both the U.S. and European markets. With the recent operational improvements and a strong focus on selling higher margin products, operating margins may continue to improve.

The Company completed its $273.6 million acquisition of Jacobson Manufacturing on June 11, 1998. Jacobson is a manufacturer of high-quality, custom-designed metal parts and fasteners and precision-engineered plastic products which will be reported as part of the fastening systems segment. Its products are used in automotive, construction, consumer products and heavy equipment applications. Jacobson's injection molded plastic products include a variety of components and end products used in the computer, telecommunications and medical industries. These new product lines significantly broaden the Company's industrial fastener sector and provide new opportunities in a growing market for precision plastic components. Jacobson has six manufacturing facilities located in the United States. Jacobson revenues for the next twelve months are projected to be approximately $150 million.

OTHER MATTERS

The Company has operating leases, the majority of which are short-term and real estate related. Rental expense was $19.6 million in 1998. Renewal and purchase options are available on certain of these leases. Future minimum rental commitments under non-cancelable operating leases total approximately $45 million with $14.3, $11.8, $6.9 and $2.9 million committed in 1999 through 2002, respectively, and $9.2 million thereafter.

The Company is involved in various legal proceedings and uncertainties including those related to environmental matters as discussed in Notes 16 and 17 to the consolidated financial statements.

ASIAN ECONOMIC CONDITIONS

The adverse Asian economic conditions caused no material impact to Company sales or earnings during the year. Propulsion systems sales in Asia are minimal. The future impact to investment castings and fastening systems is uncertain. To the extent Asian economic conditions impact the commercial aerospace, heavy-duty truck/trailer and IGT markets, such impact may affect the Company in the future.

FISCAL YEAR CHANGE

The Company will change its fiscal financial reporting year-end from June 30 to a calendar year effective for the quarter ended September 30, 1998. The change by the Company is to coordinate Cordant and Howmet reporting periods and to reduce the confusion that accompanies a fiscal year versus a calendar year. Howmet currently reports separately on a calendar year basis.

MARKET RISK

The Company's long and short-term debt portfolio consists of both variable and fixed-rate instruments. The Company currently does not utilize interest rate derivative contracts. At June 30, 1998, approximately $393 million (including $55 million from Howmet's receivables securitization facility) of the Company's debt is tied to the London Interbank Offered Rates (LIBOR) interest rate. If the interest rate on this variable-rate debt were to change by 1 percent, net income would hypothetically increase or decrease by $1.7 million. If the interest rate on the Company's fixed-rate debt of $168 million were to change 1 percent, net income would hypothetically increase or decrease by $1 million. This hypothetical analysis does not take into consideration the effects of the economic conditions that would give rise to such an interest rate change or the Company's response to such hypothetical conditions, nor does it take into effect changes from the June 30, 1998, debt amounts.

The Company enters into forward exchange contracts to manage certain foreign currency exposures. These forward exchange contracts are hedges for risk management and are not used for trading or speculative purposes. Such hedges comply with Company policies approved by the Board of Directors. To mitigate the effects of changes in currency exchange rates on that portion of the foreign operations business conducted in U.S. dollars, the Company regularly hedges by entering into foreign exchange forward contracts to cover near-term exposures. At June 30, 1998, for hedging purposes, the Company had the following forward exchange contracts outstanding:

(IN MILLIONS)          CONTRACT &    U.S       LOCAL    UNREALIZED
                        CURRENCY    DOLLAR    CURRENCY     GAIN             MATURITY
LOCAL CURRENCY            TYPE    EQUIVALENT EQUIVALENT   (LOSS)              DATES
----------------------------------------------------------------------------------------------
UNITED KINGDOM POUNDS    BUY USD    $18.0       11.1       $(.5)   JULY 1998 TO JANUARY 1999
UNITED STATES DOLLARS    BUY CAD      1.6        1.6        (.1)   JULY 1998 TO SEPTEMBER 1998
CANADIAN DOLLARS         BUY USD      1.2        1.6               JULY 1998 TO DECEMBER 1998
JAPANESE YEN             BUY USD      2.0      256.6         .1    JULY 1998 TO DECEMBER 1998
UNITED STATES DOLLARS    BUY JPY      3.4        3.4        (.1)   JULY 1998
FRENCH FRANCS            SELL USD     3.7       22.1               JULY 1998 TO DECEMBER 1998
MISCELLANEOUS                         1.9                    .1    JULY 1998 TO DECEMBER 1998
----------------------------------------------------------------------------------------------
                                    $31.8                  $(.5)
----------------------------------------------------------------------------------------------

The fair value of these foreign exchange contracts was estimated based on June 30, 1998, foreign exchange rates obtained from dealers. If the U.S. dollar were to strengthen or weaken against these currencies by 10 percent, the hypothetical value of the contracts would increase or decrease by approximately $1.2 million. However, these forward exchange contracts are hedges, consequently any market value gains or losses arising from these foreign exchange contracts are offset by foreign exchange losses or gains on the underlying commitments. Calculations of the above effects assume that each rate changed in the same direction at the same time relative to the U.S. dollar.The calculations reflect only those differences resulting from mechanically replacing one exchange rate with another. They do not factor in any potential effects that changes in currency exchange rates may have on income statement translation, sales volume and prices, and on local currency costs of production.

The Company's international operation's identifiable assets totaled $314.8 million at June 30, 1998. Foreign debt at June 30, 1998, totaled $19.4 million and partially offsets the effect of any change in foreign exchange rates. Such rate changes are reflected in the translation adjustment recorded in the equity section of the balance sheet. The Company does not hedge its foreign currency net asset exposures. The Company also has some commodity price risk but does not currently hedge commodity-related transactions. For additional information on policies and discussion of the Company's foreign exchange and financial instruments, see Notes 1 and 20 of the notes to the consolidated financial statements.

YEAR 2000 COMPLIANCE

The Company has a decentralized Information Systems (I.S.) function, in which each of its three major business segments operate autonomously with its own I.S. organization. The Thiokol Propulsion I.S. organization is moving toward completing a scheduled three-year Year 2000 date readiness project that addresses all major production applications supported by the propulsion systems segment. The project's objective is to identify all date-related program logic, to correct, replace or eliminate all date processing problems, and to test and implement into production the corrected application software. The project is on schedule with over 80 percent of the planned work completed. The project is expected to be completed by December 31, 1998, with system-wide testing activity occurring after that date. The estimated cost for the project is $7.5 million, which is being expensed as incurred over the three-year life of the project. The Thiokol Propulsion I.S. organization has requested its vendors of application or operating system software products to provide a status and commitment regarding the readiness of their respective products for the Year 2000. Most responses indicate that vendors have solutions either in place or have scheduled future versions to correct this problem.

Huck (fastening systems) uses primarily standard commercial, vendor-supported application software products. These systems can be made Year 2000 compliant by upgrading to current versions of the vendors' software products. Huck recently purchased a new Enterprise Requirements Planning (ERP) software product that is Year 2000 and Euro compliant and will be implemented at all Huck sites over the next three years. During the next twelve months, approximately one-half of Huck's facilities will be converted to the new software, thereby avoiding the need to upgrade the old systems at those sites to achieve Year 2000 readiness. All remaining sites, meanwhile, will be made compliant by upgrading to current versions of the existing software products as described above. This dual approach will address all Year 2000 readiness requirements by June 30, 1999. Those costs associated with software purchases and with Year 2000 readiness are estimated at $8.6 million.

Howmet (investment castings) I.S. is actively working its Year 2000 readiness issues. All date logic concerns on its central mainframe applications and distributed server applications have been identified and remedial action to correct or replace the problematic code is currently under way. Howmet is currently reviewing its various remote plant facilities to identify and begin implementing any needed changes to both local business applications and shop floor control systems. All corrective action projects are expected to be completed by June 30, 1999. To date, no material risk of non-compliance has been identified. Howmet has also initiated formal communications with all of its significant suppliers, including raw materials, services, and computer hardware/software suppliers, and large customers to determine the extent to which Howmet's manufacturing processes and interface systems are vulnerable to those third parties' failure to resolve their own Year 2000 issues. Early responses have indicated no significant problems.

Additionally, Howmet is installing several commercial application software products, at both its central facility and at certain plant sites, to further address their Year 2000 readiness. Howmet's total estimated year 2000 cost is $14.6 million, spread over the three-year life of the project.

During 1999, all three business segments will focus on further evaluation of customer and supplier readiness, embedded processor systems, risk assessment, worst case scenarios and contingency planning. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

LIQUIDITY AND CAPITAL RESOURCES

As previously discussed, the increase in the Company's Howmet ownership to 62 percent and subsequent consolidation has resulted in consolidating seven months of Howmet's cash flows with that of the Company in the current fiscal year. Due to the consolidation of Howmet, comparison of the current year to the prior years' cash flows is difficult. Separate cash flow information for Howmet has been included below for the respective periods being reported.

Cash flow provided by operations was $208.1 million compared to $114.1 million in 1997. The current year benefited from increased net income. The increase in depreciation and amortization over the prior year was due primarily to the consolidation of Howmet. The decrease in accounts payable and accrued expenses was attributable primarily to the consolidation of Howmet. Howmet's decreases in accounts payable and accrued expenses were due to lower accrued compensation and the utilization of accrued liabilities associated with the September 1997 sale of Howmet's refurbishment business. The increase in inventory primarily resulted from increases at Howmet to meet increased customer demand.

The purchase of an additional 13 percent of outstanding Howmet common stock used $183.8 million of cash, less $27.2 million of acquired cash or $156.6 million. The purchase of Jacobson Manufacturing used $273.6 million. Capital spending on property, plant and equipment used $72.8 million in the current year compared to $33.1 million in the prior year. The increased capital spending was due to the addition of Howmet, but was partially offset by decreased capital spending in the fastening systems segment.

Financing activities for the year provided $257.1 million of cash compared to $47.3 million of cash used in the prior year. During the year, the Company issued $150 million of 6 5/8 percent senior notes due March 1, 2008 to replace the $138 million of bank debt under its revolving credit agreement incurred for the purchase of 13 percent of Howmet common stock. The notes were priced at
99.423 percent, to yield 6.705 percent. The notes were offered pursuant to a prospectus supplement dated February 26, 1998, under the Company's $300 million shelf registration statement that has been effective since October 1996. In June, the Company borrowed $180 million to finance the purchase of Jacobson Manufacturing. In December 1997, Howmet refinanced its debt to take advantage of favorable interest rates. As part of the refinancing, Howmet incurred pre-tax charges of $20.2 million, including a $6.5 million non-cash charge for the write-off of unamortized debt issuance costs. Howmet repaid $146 million of debt at a 10 percent fixed interest rate, and borrowed $198 million of new debt under a new revolving bank facility at a substantially lower variable rate.

During the year, the Company repurchased 481,000 shares (adjusted for the stock split) of the Company's common stock for $18.7 million. The Company did not repurchase shares in the prior fiscal year. There are approximately 2.5 million shares available for repurchase under the Company's current share repurchase authorization. The Company will repurchase shares in amounts as the Company deems appropriate.

Cordant does not have access to Howmet cash balances except through Howmet declaring a cash dividend to its shareholders. Howmet does not currently intend to pay dividends. The initial public offering of Howmet stock in December, which redistributed ownership of Howmet from Carlyle to the public, did not generate any cash to Howmet or to the Company.

The Company's current ratio was 1.4, excluding the Restricted Trust and the Pechiney Notes payable, which is a decrease from 2.2 in the prior year. The debt-to-equity ratio increased to 83.1 percent, excluding the Pechiney Notes payable, from 4.7 percent in the prior year due to the Howmet and Jacobson acquisitions. The debt-to-total-capital ratio was 48 percent and includes the $55 million receivable facility at Howmet. Working capital was $159.3 million, a $12.9 million decrease from June 30, 1997.

Estimated future cash flows from operations, current financial resources, and available credit facilities are expected to be adequate to fund the Company's anticipated working capital requirements, capital expenditures, dividend payments, and stock repurchase program.

At June 30, 1998, the Company, excluding Howmet, had available $300 million in revolving credit facilities with $150 million unused. In addition, on June 30, 1998, Howmet had a $300 million revolving credit facility with $147.4 million available for additional borrowing and/or letters of credit.

HOWMET LIQUIDITY

A comparative cash flow statement for Howmet for the year ended June 30 follows:

HOWMET CASH FLOW (UNAUDITED)
(IN MILLIONS)                                                 1998     1997
------------------------------------------------------------------------------
OPERATING ACTIVITIES
NET INCOME                                                   $  73.5  $  57.1
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION                                 64.0     63.9
  EQUITY INCOME OF AFFILIATES                                   (1.3)    (1.3)
  EXTRAORDINARY ITEM                                            12.3
  CHANGES IN OPERATING ASSETS AND LIABILITIES:
   ACCOUNTS RECEIVABLE                                          (8.2)     7.3
   INVENTORIES                                                 (20.0)     8.3
   ACCOUNTS PAYABLE AND ACCRUED EXPENSES                        (7.6)     8.7
   INCOME TAXES                                                 24.4      8.3
   LONG-TERM SAR ACCRUAL                                        15.7     21.6
   OTHER--NET                                                   11.8      2.6
------------------------------------------------------------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                  164.6    176.5
INVESTING ACTIVITIES
  PURCHASES OF PROPERTY, PLANT AND EQUIPMENT--NET              (74.7)   (42.8)
  PROCEEDS FROM SALE OF REFURBISHMENT BUSINESS--NET OF TAX      44.9      --
------------------------------------------------------------------------------
    NET CASH USED FOR INVESTING ACTIVITIES                     (29.8)   (42.8)
FINANCING ACTIVITIES
  ISSUANCE OF LONG-TERM DEBT                                   262.1    141.2
  REPAYMENT OF LONG-TERM DEBT                                 (375.8)  (299.6)
  PREMIUMS PAID ON EARLY RETIREMENT OF DEBT                    (13.7)     --
------------------------------------------------------------------------------
    NET CASH USED FOR FINANCING ACTIVITIES                    (127.4)  (158.4)
------------------------------------------------------------------------------
  FOREIGN CURRENCY RATE CHANGES                                  (.3)    (1.6)
------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 7.1    (26.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 3.0     29.3
------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $  10.1  $   3.0
------------------------------------------------------------------------------

HOWMET CASH FLOW

Howmet net cash flows provided by operating activities for the twelve-month period were $164.6 million compared to $176.5 million for the prior year. During the year, inventories increased to meet increased customer demand and receivables increased as a result of higher sales levels. Net capital expenditures were $74.7 million in the current year compared to $42.8 million in the prior year. The increase was due to expenditures for existing equipment replacement, capacity expansion, and several projects to support new products and enhanced process capabilities. Net cash used for financing activities totaled $127.4 million for the current year.

Capital expenditures for the next twelve months, including the large capacity expansion projects previously discussed, are expected to exceed $100 million. Estimated future cash flows from operations, current financial resources and available credit facilities are expected to be adequate to fund Howmet's anticipated working capital requirements and capital expenditures.

RISK FACTORS

Except for the historical information contained herein, certain statements in this annual report are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including but not limited to: changing economic and political conditions in the United States and in other countries, changes in governmental spending and budgetary policies, governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, international trading restrictions, outcome of union negotiations, changes in competitive conditions, customer product acceptance, and continued access to capital markets. All forecasts and projections in this report are "forward-looking statements," and are based on management's current expectations of the Company's results, based on current information available pertaining to the Company and its products including the aforementioned risk factors. Actual future results and trends may differ materially from projections made herein as a result of the factors set forth above and other factors.

DIVIDENDS AND RECENT MARKET PRICES

Adjusting for the two-for-one stock split, dividends paid were $.40 per share for 1998. Dividends paid in 1997 were $.355 per share and included a $.005 per share redemption of stockholder's rights and $.34 per share in 1996.

The high and low market prices of Cordant Technologies common stock for fiscal year 1998 were $55.75 and $33.88 per share, respectively. The principal market for the Company's common stock is the New York Stock Exchange and prices are based on the Composite Tape (ticker symbol CDD).

SELECTED FINANCIAL DATA

-----------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)  1998 /(1)/  1997    1996    1995    1994
-----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
NET SALES BY INDUSTRY SEGMENT
  PROPULSION SYSTEMS                           $  655.9  $606.1  $651.1  $729.1  $ 868.2
  FASTENING SYSTEMS                               354.1   284.0   238.4   227.7    175.7
  INVESTMENT CASTINGS                             769.3
-----------------------------------------------------------------------------------------
   CONSOLIDATED NET SALES                       1,779.3   890.1   889.5   956.8  1,043.9
OPERATING PROFIT (LOSS) BY INDUSTRY
 SEGMENT
  PROPULSION SYSTEMS /(2)/                     $   78.8  $ 55.1  $ 77.1  $ 25.6  $  86.8
  FASTENING SYSTEMS /(3)/                          51.4    27.0    (6.3)   19.2     16.9
  INVESTMENT CASTINGS                             104.4
-----------------------------------------------------------------------------------------
   SEGMENT OPERATING PROFIT                       234.6    82.1    70.8    44.8    103.7
INCOME FROM OPERATIONS /(2)//(3)/                 215.9    75.6    61.8    39.4     99.3
EQUITY INCOME OF AFFILIATES                        15.6    30.5     4.5
INTEREST INCOME /(4)//(5)/                         10.0    10.9    30.2    46.2     12.9
INTEREST EXPENSE                                   16.2     1.7     3.9     9.3     14.4
INCOME BEFORE EXTRAORDINARY ITEM
 AND CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                               126.0    82.4    58.3    52.3     60.3
NET INCOME (LOSS)                                 118.9    82.4    58.3    47.5     (3.5)
INCOME (LOSS) PER DILUTED SHARE /(6)/
INCOME BEFORE EXTRAORDINARY ITEM
 AND CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES                            $   3.34  $ 2.21  $ 1.57  $ 1.39  $  1.51
-----------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $   3.15  $ 2.21  $ 1.57  $ 1.26  $  (.09)
FINANCIAL
TOTAL ASSETS                                   $2,778.3  $854.4  $818.3  $810.7  $ 805.3
WORKING CAPITAL /(7)/                             159.3   172.2   118.7   217.7    216.5
CURRENT RATIO /(7)/                                 1.4     2.2     1.7     2.1      2.4
SHORT-TERM AND LONG-TERM DEBT /(7)/            $  506.2  $ 24.6  $ 65.1  $ 65.4  $ 115.1
DEBT-TO-EQUITY /(7)/                               83.1%    4.7%   14.5%   16.2%    29.9%
STOCKHOLDERS' EQUITY                           $  609.5  $521.1  $447.9  $403.8  $ 384.5
STOCKHOLDERS' EQUITY PER SHARE /(6)/              16.69   14.20   12.29   11.07    10.26
RETURN ON STOCKHOLDERS' EQUITY /(8)/              24.2%   18.4%   14.4%   13.6%    13.6%
CAPITAL EXPENDITURES                           $   72.8  $ 33.1  $ 29.1  $ 33.8  $  21.2
PROVISION FOR DEPRECIATION                         53.9    30.0    33.0    34.5     36.0
CASH DIVIDENDS PAID                                14.6    13.2    12.4    12.6     13.3
CASH DIVIDENDS DECLARED PER SHARE /(6)/             .40    .355     .34     .34      .34
GENERAL
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN
 THOUSANDS)                                      37,700  37,376  37,132  37,588   39,946
APPROXIMATE NUMBER OF STOCKHOLDERS
 OF RECORD /(9)/                                  5,200   5,500   6,000   6,500    7,000
APPROXIMATE NUMBER OF EMPLOYEES                  17,400   5,300   5,900   7,200    8,000
-----------------------------------------------------------------------------------------

/(1)/Howmet results have been consolidated into the Company's results since
     December 2, 1997.
/(2)/Includes pre-tax restructuring charge of $61.4 million in 1995. /(3)/Includes pre-tax restructuring and inventory charges of $18.1 million in
     1996.
/(4)/Includes interest income from an income tax refund of $1.4, $8.7, and $43.5 million in 1998, 1997, and 1995 respectively.
/(5)/Includes $27.5 million of interest income relating to income taxes in 1996. /(6)/All per share amounts reflect the two-for-one stock split on March 31,
     1998.
/(7)/Excludes the Pechiney notes in 1998.
/(8)/Based on income before extraordinary items and accounting change, and calculated on beginning of year stockholders' equity.
/(9)/As of July 31 of the calendar year.

CORDANT TECHNOLOGIES INC.                         PROXY/VOTING INSTRUCTION CARD
Salt Lake City, Utah
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON OCTOBER 22, 1998.

The undersigned hereby appoints EDSEL D. DUNFORD, CHARLES S. LOCKE, and JAMES
R. WILSON, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of Cordant Technologies Inc. (the "Company") owned of record by the undersigned on September 1, 1998, at the Company's Annual Meeting of Stockholders on October 22, 1998, and at any adjournment or postponement thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3.

Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998, and notice and Proxy Statement, Audited Financial Statements and Related Information for the above Annual Meeting.

Nominees for Election as Directors to the Class of Directors whose term expires with the 2001 Annual Meeting of Stockholders of the Company: Edsel D. Dunford, Robert H. Jenkins and James R. Wilson.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.



P R O X Y

                                                                          5262
[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------

                          FOR      WITHHELD AS TO ALL NOMINEES

1. Election of
   Directors. (see        [_]                 [_]
   reverse side)


To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:


--------------------------------------------------------------------------------



                                                    FOR     AGAINST     ABSTAIN

2. Proposal to approved amendments to the
   Cordant Technologies Inc. Amended and
   Restated 1996 Stock Awards Plan.                 [_]        [_]        [_]


3. Proposal to ratify appointment of Ernst & Young
   LLP as independent auditors for fiscal year
   ended December 31, 1998.                         [_]        [_]        [_]




NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, ad-ministrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.




--------------------------------------------------------------------------------
                                                                    SIGNATURE(S)


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                                                                            DATE